UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DexCom, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April [•], 2021
To Our Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of DexCom, Inc. online on May 20, 2021, at 2:00 p.m. Pacific Time (the "Annual Meeting"). Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our employees and stockholders, we are pleased to provide stockholders with an opportunity to participate in the Annual Meeting online via the Internet to facilitate stockholder attendance and provide a consistent experience to all stockholders regardless of location. We will provide a live webcast of the Annual Meeting at www.proxydocs.com/DXCM, where you will also be able to submit questions and vote online.
The matters expected to be acted upon at the Annual Meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.
We are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.
Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting online at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.
We look forward to seeing you at the meeting.

Sincerely,

Kevin R. Sayer
Chairman, President and Chief Executive Officer
DexCom, Inc.
April [•], 2021

 YOUR VOTE IS IMPORTANT

In order to ensure your representation at the 2021 Annual Meeting of Stockholders ("Annual Meeting"), you may submit your proxy and voting instructions via the Internet at www.proxydocs.com/DXCM or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other holder of record (your record holder) and you have not given your record holder instructions to do so, your record holder will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of Dexcom’s independent registered public accounting firm. We strongly encourage you to vote.

2021 PROXY STATEMENT

10:09
Share
110
mg/dL
400
300
200
100
40
9:00
Now
95% 10:09
SHARE
SETTINGS
6.1
mmol/L
22
18
14
9:00
6.1
mmol/L
3HR
10:09
DEXCOM
Dexcom
10:09
110
mg/dL
DexcomG6

dexcom

The Dexcom G6 Continuous Glucose Monitoring (CGM) System. Smart devices sold separately.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Location	Date and Time
Attend the Annual Meeting Online at:	May 20, 2021
www.proxydocs.com/DXCM	2:00 p.m. Pacific Time

Items of Business

	Company Proposals		Board Recommendation	Page Reference

(1)	To elect three Class I directors to hold office until our 2024 Annual Meeting of Stockholders presented by our Board of Directors: •Kevin R. Sayer •Nicholas Augustinos •Bridgette P. Heller	☑	FOR the election of each director nominee	4

(2)	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☑	FOR the ratification of the appointment	17

(3)	To hold a non-binding vote on an advisory resolution to approve executive compensation.	☑	FOR approval on an advisory basis	20

(4)	To approve the amendment and restatement of our Certificate of Incorporation to declassify our Board of Directors.	☑	FOR our Amended and Restated Certificate of Incorporation	20

Stockholders may also transact any other business properly brought before the 2021 Annual Meeting of Stockholders. These items of business are more fully described in the Proxy Statement accompanying this Notice.

Record Date
You are entitled to vote if you were a stockholder as of the close of business on March 31, 2021. For stockholders of record who are entitled to attend the Annual Meeting, the list of stockholders of record will be available at Dexcom's principal executive offices at the address listed above for 10 calendar days prior to the Annual Meeting.

Voting

Voting Methods

Internet	Telephone	Mail

For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting online at the Annual Meeting.

By Order of the Board of Directors,

Kevin R. Sayer
Chairman, President and Chief Executive Officer
DexCom, Inc.
San Diego, California
April [•], 2021

DexCom, Inc.
6340 Sequence Drive
San Diego, California 92121
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2021
INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Proxy Materials
The accompanying proxy is delivered and solicited on behalf of the Board of Directors (“Board”) of DexCom, Inc., a Delaware corporation (“Dexcom” or the “Company”), in connection with the 2021 Annual Meeting of Stockholders, which is being held at 2:00 p.m. Pacific Time on May 20, 2021 online at www.proxydocs.com/DXCM. The Notice of Internet Availability of Proxy Materials (“Notice”), Proxy Statement and form of proxy are being distributed and made available on the Internet on or about April 9, 2021. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. The proxy materials include our Proxy Statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K (“Annual Report”) for the year ended December 31, 2020, and the proxy card or a voting instruction card for the Annual Meeting.
Voting Rights
Only stockholders of record of Dexcom common stock on March 31, 2021, the record date, will be entitled to vote at the Annual Meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were [•] shares of common stock outstanding. For 10 days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting electronically at www.proxydocs.com/DXCM.
The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the Annual Meeting but does not vote on a particular proposal, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, the Annual Meeting may be adjourned by the chairperson of the Annual Meeting to a subsequent date for the purpose of obtaining a quorum.
For Proposal No. 1 (election of directors), our Bylaws and our Corporate Governance Principles require that directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, promptly following such person’s election or re-election, submit to the Board an irrevocable resignation effective upon such person’s failure to receive the required vote at the next Annual Meeting at which they face re-election. Following an uncontested election in which any nominee who does not receive a majority of votes cast “For” his or her election, the Board is required to decide whether to accept such resignation, and it will disclose its decision- making process. In contested elections, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, which is available at https://investors.dexcom.com/corporate-governance.
Proposal Nos. 2 (ratification of independent registered public accounting firm) and 3 (compensation of named executive officers) require the approval of a majority of shares present and entitled to vote on the matter either online at the Annual Meeting or by proxy and are voted for or against the proposal. Proposal No. 4 (amendment to our Charter to declassify the Board) requires the affirmative vote of a majority of the shares of common stock outstanding.
Abstentions and broker non-votes have no effect on the determination of whether a nominee or Proposal Nos. 2 or 3 have received the vote of a majority of the shares of common stock present or represented by proxy and voted for or against the proposal. Abstentions and broker non-votes shall have the same effect as a vote against Proposal No. 4.
On each matter to be voted upon, stockholders of record have one vote for each share of common stock owned by them as of the close of business on March 31, 2021, the record date for the Annual Meeting. Stockholders may not cumulate votes in the election of directors.

Admission to Meeting
You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial owner of our common stock as of March 31, 2021, the record date, or you hold a valid legal proxy for the Annual Meeting.
Due to public health and travel concerns as well as state and local government restrictions caused by the COVID-19 pandemic, this year’s Annual Meeting will only be accessible online through the Internet. We have worked to offer the same participation opportunities as if you attended the Annual Meeting in person. To be admitted to the Annual Meeting at www.proxydocs.com/DXCM, you must enter the control number found next to the label “Control Number” for postal mail recipients or within the body of the email sending you the Proxy Statement. We encourage you to access the Annual Meeting before it begins. Online check-in will begin 1 hour prior to the meeting time of 2:00 pm Pacific Time on the date of the Annual Meeting. If you have difficulty accessing the meeting, please call the number in the email you will receive one hour prior to the meeting start. We will have technicians available to assist you. This year’s stockholders' question and answer session will only include questions submitted in advance of the Annual Meeting at www.proxydocs.com/DXCM after logging in with your Control Number.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
We plan to announce any such updates on our proxy website at www.proxydocs.com/DXCM, and we encourage you to check this website prior to the meeting if you plan to attend.
Voting via the Internet, by Telephone or by Mail
Holders of shares of Dexcom common stock whose shares are registered in their own name with Dexcom’s transfer agent, American Stock Transfer & Trust Company, are record holders. As an alternative to voting online at the Annual Meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.
For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. All votes must be received by 11:59 p.m., Eastern Time, May 19, 2021. All votes for participants in the Dexcom Employee Stock Purchase Program must be received by 5:00 p.m., Eastern Time, May 14, 2021. If you are a stockholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as Dexcom’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 2), FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3), and FOR the amendment and restatement of our Charter to declassify our Board Proposal (Proposal No. 4).
Dexcom stockholders whose shares are not registered in their own name with American Stock Transfer & Trust, are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, simply complete and mail the voting instruction card provided to you by your record holder to ensure that your vote is counted. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of Dexcom’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you online at the Annual Meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares online at the Annual Meeting.
For those stockholders who receive a Notice (described under “Internet Availability Of Proxy Materials” below), the Notice provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice, you can request a printed copy of your proxy materials by following the instructions contained in the Notice.
We strongly recommend that you vote your shares in advance of the meeting as instructed above, even if you plan to attend the virtual meeting.

Revocation of Proxies
You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Dexcom’s Secretary at Dexcom’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting online, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting online at the Annual Meeting if you obtain a legal proxy as described under “Admission to Meeting” above.
Expenses of Soliciting Proxies
The expenses of soliciting proxies will be paid by Dexcom. Following the original mailing of the soliciting materials, Dexcom and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Proxies may also be solicited on behalf of the Board by directors, officers or employees of Dexcom by telephone or in person, or by email or through the Internet. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of Dexcom. No additional compensation will be paid to these individuals for any such services. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.
Results of Annual Meeting
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K no later than 4 business days after the date the Annual Meeting ends.

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report, and voting via the Internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
As of the date of mailing of this Proxy Statement, our Board of Directors (“Board of Directors” or “Board”) consists of eleven members and is divided into three classes, each of which has a three-year term. Class I currently consists of Kevin R. Sayer, Nicholas Augustinos and Bridgette P. Heller, Class II currently consists of Steven R. Altman, Barbara E. Kahn, Kyle Malady and Jay S. Skyler, M.D., and Class III currently consists of Richard A. Collins, Karen Dahut, Mark G. Foletta and Eric J. Topol, M.D. Three Class I directors are to be elected at this Annual Meeting to serve until our 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes II and III expire at our 2022 and 2023 Annual Meeting of Stockholders, respectively.
The nominees for Class I directors are Kevin R. Sayer, Nicholas Augustinos, and Bridgette P. Heller, each of whom is a current director. Mr. Sayer has served on the board since November 2007, Mr. Augustinos has served since November 2009, and Ms. Heller has served since September 2019. Each of Messrs. Sayer and Augustinos and Ms. Heller have agreed to continue to serve as directors if elected, and we have no reason to believe that the nominees will be unable to serve.
Directors are elected by a majority of votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected), the vote standard would be a plurality of the votes cast.
In accordance with our Corporate Governance Principles, the Board will nominate for election only candidates who agree, if elected, to tender, promptly following such person’s election or re-election, an irrevocable resignation that will be effective upon (i) such person’s failure to receive the required vote at the next Annual Meeting at which they face re-election, and (ii) the Board’s acceptance of such resignation, at which point, any unvested portion of annual equity grants to a director whose resignation becomes effective will become fully vested. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board. Each of Messrs. Sayer and Augustinos and Ms. Heller have provided an irrevocable resignation.

LEARN MORE ABOUT OUR COMPANY To see more information about our Corporate Governance Principles, please visit our website at: https://investors.dexcom.com/corporate-governance

If an incumbent director fails to receive the required vote for election, then, within 90 days following certification of the stockholder vote, the Board will disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who tenders his or her resignation pursuant to this provision of our Corporate Governance Principles may not participate in the Board action regarding whether to accept the resignation offer.

Recommendation of the Board
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.
The following is biographical information as of March 15, 2021 for the nominees for Class I directors and each person whose term of office as a Class II and Class III director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2024 Annual Meeting
Kevin R. Sayer has served on our Board since November 2007, as our President and Chief Executive Officer “CEO”) since January 2015 and as our Chairman of the Board of Directors (“Chairman”) since July 2018. Mr. Sayer has been our President since 2011, and from January 2013 until January 2015, Mr. Sayer also served as our Chief Operating Officer. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd. (“Biosensors”), a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors, from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial Officer of MiniMed, Inc. from May 1994 until it was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public Accountant (inactive) and received his Master's Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University. As CEO, Mr. Sayer has direct responsibility for our strategy and operations.
Nicholas Augustinos has served on our Board since November 2009. From December 2015 through December 2018, Mr. Augustinos served as President and CEO of Aver, Inc., a company specializing in bundled payment, analytics and payment solutions. He has served on the Board of Directors of Aver since September 2014, and was Chairman of the Board of Aver during 2019. From November 2011 until December 2015, Mr. Augustinos worked for Cardinal Health, Inc. as its Senior Vice President for Health Information Services and Strategy. From March 2005 through October 2011, Mr. Augustinos worked for Cisco Systems, Inc. (“Cisco”), a networking company. At Cisco, he held various positions, including Director of Cisco’s Internet Business Solutions Group, Senior Director, Global Healthcare Solutions Group, and Senior Director of Global Healthcare Operations. In January 2015, Mr. Augustinos was appointed to the Board of Directors of the California Health Care Foundation (“CHCF”), which seeks to improve care for all Californians through innovations that improve quality, increase efficiency, and lower the cost of care. Prior to CHCF, he served on the Board of Directors of the SCAN Foundation, an organization dedicated to advancing the development of a sustainable continuum of quality care for seniors, from June 2011 until December 2014. Mr. Augustinos served on the Board of Directors of Audax Health, now Rally, from March 2012 until February 2014. With a 35-year career in healthcare and healthcare technology, Mr. Augustinos has broad managerial, consulting and business development experience in the private and public sectors. Mr. Augustinos has worked with a diverse range of leading healthcare delivery systems, healthcare insurers and government organizations globally and brings to the Board significant business and market development experience with growth companies.
Bridgette P. Heller has served on our Board since September 2019. Ms. Heller is currently leading a small nonprofit, the Shirley Proctor Puller Foundation, committed to generating better educational outcomes for underserved children in St. Petersburg, Florida. Previously, Ms. Heller served as the Executive Vice President and President of Nutricia, the Specialized Nutrition Division of Danone from July 2016 to August 2019. From 2010 to 2015, she served as Executive Vice President of Merck & Co., Inc. and President of Merck Consumer Care. Prior to joining Merck, Ms. Heller was President of Johnson & Johnson’s Global Baby Business Unit from 2007 to 2010 and President of its Global Baby, Kids, and Wound Care business from 2005 to 2007. She also worked for Kraft Foods from 1985 to 2002, ultimately serving as Executive Vice President and General Manager for the North American Coffee Portfolio. Ms. Heller serves on the Board of Novartis, a global pharmaceuticals manufacturer and Fortune 200 company. She also serves on the board of Newman’s Own, a privately held social business and food manufacturer. Ms. Heller received her bachelor’s degree in Economics and Computer Studies from Northwestern University and an MBA from Northwestern University’s Kellogg Graduate School of Management, where she is also a member of the school’s Advisory Board. Ms. Heller brings to our Board considerable experience in business, specifically as it relates to technology and manufacturing, and she is a strong addition to the Board as Dexcom continues to expand and scale its operations.

Directors Continuing in Office Until the 2022 Annual Meeting
Steven R. Altman has served on our Board since November 2013. Since January 2021, Mr. Altman has served as the Chairman of the Board of Prospector Capital Corporation, a publicly traded blank check company. From November 2011 through January 2014, Mr. Altman served as the vice chairman of Qualcomm Incorporated (“Qualcomm”) and a member of Qualcomm’s Executive Committee. Mr. Altman previously served as the president of Qualcomm from July 2005 to November 2011, as Executive Vice President from November 1997 to June 2005 and as President of Qualcomm Technology Licensing from September 1995 to April 2005. Mr. Altman was the chief architect of Qualcomm’s strategy for licensing its broad intellectual property portfolio for wireless communications, which has accelerated the growth of CDMA technology. Mr. Altman received a B.S. from Northern Arizona University in Police Science and Administration and a J.D. from the University of San Diego. Mr. Altman brings to the Board significant senior leadership, and technical and global experience. Mr. Altman’s experiences with Qualcomm allow him to provide Dexcom with valuable insights on corporate strategy and initiatives that are critical to the continued growth and maturation of Dexcom.
Barbara E. Kahn has served on our Board since April 2011. Since January 2011, Dr. Kahn has served as the Patty and Jay H. Baker Professor of Marketing at The Wharton School, where she previously served as the Director of the Jay H. Baker Retailing Center from January 2011 to June 2017, Vice Dean of Wharton Undergraduate Division from 2003 to 2007, and the Dorothy Silberberg Professor of Marketing from June 1990 to July 2007. Dr. Kahn is currently serving as Executive Director of Marketing Science Institute (MSI). Prior to rejoining Wharton, Dr. Kahn served for three and a half years as the Dean and Schein Family Chair Professor of Marketing at the School of Business Administration, University of Miami, Coral Gables, Florida from August 2007 to January 2011. Dr. Kahn received a B.A. in English Literature from the University of Rochester and her Ph.D., MBA and M.Phil degrees from Columbia University. Through Dr. Kahn’s experience in consumer-based research, she provides the Board with senior leadership and important guidance on issues relating to market and product development.
Kyle Malady has served on our Board since October 2020. Mr. Malady has served as Executive Vice President of Global Networks and Technology and Chief Technology Officer at Verizon Communications Inc., a telecommunications company, since August 2018. Prior to assuming this role, Mr. Malady was head of the Core Engineering and Operations organization within the Global Network and Technology organization at Verizon from May 2012 to July 2018. He has also served as Verizon’s Vice President of New Product Development from June 2005 to April 2012. Mr. Malady received a B.S. in Mechanical Engineering from the University of Bridgeport and an MBA in Finance from the NYU Stern School of Business. Mr. Malady’s experience in numerous fields at Verizon provide him with insights and guidance that qualify him to serve on the Board.
Jay S. Skyler, M.D., MACP has served on our Board since September 2002. Dr. Skyler is a Professor of Medicine, Pediatrics and Psychology and Deputy Director of the Diabetes Research Institute at the University of Miami in Florida, where he has been employed since 1976. For 22 years, Dr. Skyler also served as Study Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases Type 1 Diabetes clinical trials network. He is a past President of the American Diabetes Association and a past Vice-President of the International Diabetes Federation. Dr. Skyler served as a director of Amylin Pharmaceuticals, Inc. until its acquisition by Bristol-Myers Squibb Company in August 2012, and served as a director of MiniMed, Inc. until its acquisition by Medtronic, Inc. in 2001. He currently serves as a director of Applied Therapeutics, a biotechnology company. Dr. Skyler received a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College. As a scholar and educator in the field of endocrinology, Dr. Skyler brings to the Board industry and technical experience directly related to Dexcom’s research and development activities. In addition, Dr. Skyler’s board service with other public companies provides cross-board experience.

Directors Continuing in Office Until the 2023 Annual Meeting
Richard A. Collins has served on our Board since March 2017. Mr. Collins has been a self-employed consultant since October 2013. From March 2011 to October 2013 Mr. Collins was the Chief Executive Officer for UnitedHealthcare’s Northeast Region and was President, Director and/or Chairman of numerous UnitedHealthcare subsidiaries including Oxford Health Plans, Mid Atlantic Medical Services and UHC Insurance Company of New York. From July 2005 through December of 2012 Mr. Collins served as the President – Individual Line of Business for UnitedHealthcare and the Chairman and Chief Executive Officer of Golden Rule Financial Corporation. Prior to 2011, Mr. Collins also held leadership positions in pricing, underwriting and healthcare economics with UnitedHealthcare. Mr. Collins has previously served on the Boards of Fairbanks Hospital in Indianapolis, Indiana, The Nature Conservancy – Indiana, United Healthcare Children’s Foundation and the Council for Affordable Health Insurance. Mr. Collins received a B.S. from Maine Maritime Academy and completed the executive development program at Harvard University’s John F. Kennedy School of Government. Mr. Collins is a National Association of Corporate Directors (NACD) Board Leadership Fellow. NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence, and leading boardroom practices. Mr. Collins' significant experience in healthcare insurance and administration, including his tenure during a period in which UnitedHealth Group grew from a mid-cap health insurer into one of the largest public corporations in America, qualify him to serve on the Board.
Karen Dahut has served on our Board since August 2020. Ms. Dahut is Executive Vice President and Senior Partner at Booz Allen Hamilton, a leading global consulting firm to business, government, and military clients, and has served in that role since April 2020. Ms. Dahut is also Group Leader of the Global Commercial and Defense Business at Booz Allen, a position she has held since April 2018. Prior to April 2020, Ms. Dahut held several leadership positions throughout the organization, including Chief Innovation Officer; Leader, Analytics and Data Science Business; and Leader, Economic and Business Analytics Capability. Before joining Booze Allen in 2002, Ms. Dahut served as comptroller for the Navy’s premier biomedical research institute and as a United States Naval Officer. Ms. Dahut also actively serves on the Board of Directors for the National Air and Space Museum and Northern Virginia Technology Council. She previously served on the Board of Directors of Tech Data Corporation, an end-to-end technology distributor and Fortune 100 company, prior to its acquisition by Apollo Global Management in June 2020. Ms. Dahut received a Bachelor’s degree in Finance from Mount Saint Mary’s University and a Master's of Science degree from the University of Southern California’s Viterbi School of Engineering. Ms. Dahut’s considerable leadership experience qualifies her to serve on the Board.
Mark G. Foletta has served on our Board since November 2014 and has served as our Lead Independent Director since November 2015. Mr. Foletta served as Chief Financial Officer and Executive Vice President of Tocagen, Inc., a publicly traded biotechnology company, from February 2017 until its merger with Forte Biosciences in June 2020. From August 2015 to July 2016, Mr. Foletta served as the interim CFO of Biocept, Inc., an early commercial stage publicly traded molecular oncology diagnostics company. Mr. Foletta previously served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from March 2006 through Amylin’s acquisition by Bristol Myers-Squibb Company in August 2012, and as Vice President, Finance and Chief Financial Officer of Amylin from 2000 to

2006. Prior to joining Amylin in 2000, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd. from 1986 to 2000 and served as an Audit Manager with Ernst & Young. Mr. Foletta is currently a member of the Board of Directors and Audit Committee of AMN Healthcare Services, Inc., a publicly traded healthcare workforce solutions provider. Mr. Foletta is also on the Boards of Directors of Viacyte, Inc., a private biotechnology company, and Enanta Pharmaceuticals, Inc., a publicly traded biotechnology company. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara and is a member of the Corporate Directors Forum. Mr. Foletta’s considerable audit and financial experience in the biotechnology and pharmaceutical sectors qualifies him to serve on the Board.
Eric J. Topol, M.D. has served on our Board since July 2009. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Executive Vice President and Professor of Molecular Medicine at the Scripps Research Institute, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western Reserve University as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol serves as a digital medical advisor to Blue Cross Blue Shield Association. In April 2009, he co-founded the West Wireless Health Institute, a non-profit foundation for applied medical research and policy on the prevention of aging. As a practicing physician, academic and thought leader in wireless healthcare technologies, Dr. Topol is uniquely situated to provide the Board with guidance on its technology, clinical and market development.

CORPORATE GOVERNANCE

Our Corporate Governance Principles
Our Board of Directors has adopted Corporate Governance Principles (the “Governance Principles”) to describe the corporate governance practices and policies that serve the best interests of Dexcom and its stockholders. The Board intends that these Governance Principles serve as a flexible framework for the governance of Dexcom. The Governance Principles should be interpreted in the context of all applicable laws, Dexcom’s charter documents and other governing legal documents.
The Governance Principles provide that our Board of Directors is free to choose its Chairman in any way that it considers in the best interests of our company, and that the Nominating and Governance Committee will periodically consider the leadership structure of our Board of Directors and make recommendations related to the same to the Board of Directors. Our Corporate Governance Principles also provide that, if the Chairman is also the CEO or if the Chairman is a former employee, the independent directors will designate a “lead independent director.” In such cases, the Chairman schedules and sets the agenda for meetings of the Board of Directors, and the Chairman, or if the Chairman is not present, the lead independent director, chairs such meetings. The responsibilities of the Chairman or, if the Chairman is also the CEO or a former employee, the lead independent director include: presiding at executive sessions, being available, under appropriate circumstances, for consultation and direct communication with stockholders and performing such other responsibilities as requested by the Board of Directors. The lead independent director encourages direct dialogue between all directors and management.

LEARN MORE ABOUT OUR COMPANY To see more information about our Corporate Governance Principles, please visit our website at: https://investors.dexcom.com/corporate-governance

Board Structure
Our Board of Directors believes that our stockholders and Dexcom currently are best served by having Kevin R. Sayer, our CEO, also serve as Chairman of the Board, and Mark G. Foletta serve as lead independent director. Our Board of Directors believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Sayer’s extensive executive leadership and operational experience, including familiarity with our business. Our independent directors bring experience, oversight and expertise from outside of our company, while our Chairman and CEO brings company and industry specific experience and expertise. Our Board of Directors believes that this governance structure provides strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the Board of Directors and sound corporate governance policies and practices.

Director Independence
Under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board. Our Board of Directors consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Sayer, our Chairman, President and CEO. In making its independence determinations, the Board reviewed transactions and relationships between or among us or one of our subsidiaries or affiliates, and each director, or any member of his or her immediate family, and our independent registered public accounting firm based on information provided by the directors, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past 3 fiscal years between us and/or our subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past 3 fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director.
As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the Committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable Nasdaq listing standards and as required by SEC rules and regulations.

Board of Directors’ Role in Risk Oversight
Management continually monitors the material risks we face, including financial risk, strategic risk, enterprise and operational risk and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board of Directors performs these functions in a number of ways, including the following:

Board of Directors Meetings
At its regularly scheduled meetings, the Board of Directors receives management updates and Committee reports regarding business operations, financial results, Committee activities, strategy, and discusses risks related to the business.

Audit Committee
The Audit Committee assists the Board of Directors in its oversight of risk management by discussing with management our guidelines and policies regarding financial risk management, including major risk exposures, and the steps management has taken to monitor or mitigate such exposure.

Compensation Committee	The Compensation Committee assists the Board of Directors by evaluating potential risks related to our compensation programs.
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board of Directors in its oversight of Dexcom’s legal compliance policies, including its Insider Trading Policy, enterprise, operating and compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, and assessment and management of environmental, sustainability and governance risks affecting our business.

Technology Committee
The Technology Committee assists the Board of Directors in its oversight of Dexcom’s technology plans and strategies, cybersecurity and major information technology risk exposures and the steps management has taken to monitor or mitigate such exposures.

Monitoring Risk Management Activities
Through management updates and Committee reports, the Board monitors our risk management activities, including the enterprise risk management process and cybersecurity risks, risks relating to our compensation programs, and financial, legal and operational risks.

Time-based Equity Compensation	A substantial portion of our compensation paid to employees is time-based equity that is oriented to performance as its value derives from our stock price.

Committees of the Board and Meetings
Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology and Science Committee (“Technology Committee”). Each Committee operates pursuant to a written charter that is available at https://investors.dexcom.com/corporate-governance.
The following is a chart showing membership and meeting information for each of these Committees during the fiscal year ended December 31, 2020, as well as a description of each Committee and its functions.

Name	Age	Dexcom Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
Class I Directors
Nicholas Augustinos	62	2009	✓	●		●	●
Bridgette P. Heller	59	2019	✓		●
Kevin R. Sayer	63	2007
Class II Directors
Steven R. Altman	59	2013	✓		●	●
Barbara E. Kahn	68	2011	✓	●
Kyle Malady	54	2020	✓				●
Jay S. Skyler, M.D.	74	2002	✓		●	◆
Class III Directors
Richard A. Collins	64	2017	✓	●
Karen Dahut	57	2020	✓				●
Mark G. Foletta	60	2014	■	◆
Eric J. Topol, M.D.	66	2009	✓		◆	●	◆
Total meetings in fiscal year 2020				8	4	4	*
■ Lead Independent Director	◆	Committee Chairperson
✓ Independent Director	●	Committee Member
*	The Technology Committee was formed in December 2020 and held its first meeting in March 2021.

AUDIT COMMITTEE

Responsibility
The Audit Committee reviews and evaluates our financial statements, accounting practices and our internal accounting procedures, selects and engages our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm. In addition, the Audit Committee evaluates our potential financial, legal and compliance, risk exposures.

Audit Committee Financial Experts
Our Board has determined that Mr. Foletta qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In addition, each member of our Audit Committee possesses the financial qualifications required of Audit Committee members set forth in applicable Nasdaq listing standards. The Board made a qualitative assessment of the Committee members’ level of knowledge and experience based on a number of factors, including formal education and experience.

COMPENSATION COMMITTEE

Responsibility
The Compensation Committee reviews and determines the compensation and benefits of our executive officers, reviews and recommends to our Board the compensation for our non-employee directors, reviews annually and recommends to our Board cash-based and equity-based incentive compensation under our equity compensation and employee benefits plans and reviews our general policies relating to compensation and benefits. See “Executive Compensation—Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Committee’s role, processes and activities in overseeing executive compensation. In addition, the Compensation Committee evaluates the potential risks related to our compensation programs and periodically reviews the succession plans for senior management positions, concurrent with the authority of the Board with respect to succession planning.
Each member of this Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). No member of the Compensation Committee has accepted directly or indirectly any consulting, advisory or other compensatory fee from Dexcom or any subsidiary thereof.

Policies and Procedures
The Compensation Committee annually reviews and evaluates base salary, bonuses and long-term incentives for all executive officers, and in conducting such reviews, places significant consideration upon the recommendations by the CEO, along with the rationale for such recommendations, with the exception of the compensation review of the CEO himself. The Compensation Committee reviews management’s recommendations for compensation and benefits for executive officers. The Compensation Committee reviews and determines the amount and composition of executive compensation to be paid to the executive officers, including our Chairman and CEO. The CEO does not participate in the Compensation Committee’s review or decision as to the compensation packages.
In establishing individual compensation levels, the Compensation Committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive’s total compensation, including salary. Our overall performance and the achievement of financial and business objectives are considered.

Management’s Role in the Compensation-Setting Process
Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary and bonus levels and equity awards. The CEO and the head of Human Resources work with the Compensation Committee in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting.

Use of Compensation Consultants
The Compensation Committee has in the past engaged Compensia, Inc. (“Compensia”) to conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2020. During fiscal 2020, the Compensation Committee reviewed the fees provided to the compensation consultant relative to its revenue, the services provided by the compensation consultant to the Compensation Committee, the relationships between the compensation consultant and its consultants and our executive officers, and other factors relating to the compensation consultant’s independence, and concluded that it is independent within the meaning of the listing standards of Nasdaq and that its engagement did not present any conflict of interest.

NOMINATING AND GOVERNANCE COMMITTEE

Responsibility
The Nominating and Governance Committee makes recommendations to our Board of Directors concerning candidates for election to our Board of Directors and oversees our compliance activities and other corporate governance matters. In addition, the Nominating and Governance Committee oversees our risk governance framework, oversees our risk management policies and evaluates the potential risks related to enterprise, operational and legal compliance. Further, the Nominating and Governance Committee oversees and reviews annually (a) our policies and programs concerning (i) corporate social responsibility and (ii) our participation and visibility as a global corporate citizen; (b) our sustainability performance; and (c) the assessment and management of environmental, sustainability and governance risks affecting our business.

TECHNOLOGY COMMITTEE

Responsibility
The Board of Directors first formed the Technology Committee in December 2020, in response to our evolving technology plans and strategies, and the associated risks to our business. The Technology Committee reviews, evaluates and makes recommendations to our Board of Directors regarding our major technology plans and strategies, including our research and development activities, as well as technical and market risks associated with product development and investment. Further, the Technology Committee oversees our cybersecurity and other major information technology risk exposures and our compliance with applicable information security and data protection laws and industry standards.

Meetings of the Board of Directors; Director Attendance
Our Board of Directors met four times during the last fiscal year. Each director attended 75% or more of the total Board and Board Committee meetings on which the director served during for the period for which he or she was a director or Committee member, as applicable, for fiscal year 2020. In addition, we encourage all of our directors and nominees for director to attend our Annual Meeting of Stockholders. All directors serving at that time attended our Annual Meeting of Stockholders in 2020.

Director Selection Process and Qualifications
Considerations in Evaluating Director Nominees
The Nominating and Governance Committee considers director nominees recommended by sitting directors, officers, employees, stockholders and others using the same criteria to evaluate all candidates. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee recommends the candidate for consideration by the full Board. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, but has not done so to date.
Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals: responsibility to our stockholders, technology leadership in diabetes care, increasing access to our technologies, effective execution, high customer satisfaction and superior employee working environment. The Nominating and Governance Committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as independence, knowledge of our business, educational background, diversity of professional experience, personal skills, business, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Governance

Committee considers these factors in the light of the specific needs of the Board at that time. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business effectively. Board members are expected to prepare for, attend and participate in meetings of the Board and Committees on which they serve, and are strongly encouraged to attend our Annual Meeting of Stockholders.
Stockholder Recommendations for Nominations to the Board of Directors
The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board at an Annual Meeting of Stockholders must do so in accordance with the procedures set forth in “Stockholder Proposals for Annual Meeting” on page 54 of this Proxy Statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; a representation that the stockholder is a holder of record of our stock and entitled to vote at such meeting and intends to appear personally or by proxy at the meeting to propose such nomination; a representation whether either such stockholder intends to deliver a Proxy Statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous 5 years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the Nominating and Governance Committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.
Stockholder Nominations to the Board of Directors
Under our amended and restated bylaws as adopted by the Board, to be effective upon the filing of the amendment and restatement of our Charter, eligible stockholders may also nominate persons for our Board of Directors for inclusion in our Proxy Statement. This is commonly known as “proxy access.” A stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding common stock continuously for at least three years, may nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or twenty percent of the Board, subject to certain limitations and provided that the stockholders and the nominees satisfy the requirements specified in our amended and restated bylaws.

Board Evaluation Process
The Board and each committee conduct a self-evaluation of their performance, composition, leadership structure, and governance at least annually. The evaluation format and process is supervised by the nominating and governance committee. The evaluation is typically conducted as an interview with a third-party advisor. A summary of the results is presented to the Board on a “no-names” basis identifying any themes or issues that have emerged. The Board considers the results and ways in which Board processes and effectiveness may be enhanced. Based upon the assessment results, the Board agrees on improvement goals and tracks its progress against those goals over time. The Board has, and in the future may, engaged and paid fees to a third-party advisor to assist in performing the Board evaluation. Generally, Dexcom’s legal advisors assist with the Board evaluation on an annual basis.

Code of Conduct and Business Ethics
We have adopted a Code of Conduct and Business Ethics for Employees and Directors (“Code of Conduct”) that is an essential resource for all of our officers, directors and employees. It outlines our values on a number of issues affecting our business, sets requirements for business conduct, and serves as the basis for our compliance program. If we make any material substantive amendments to our Code of Conduct or grant any waiver from a provision the Code of Conduct to any executive officer or director, we intend, to the extent required by Nasdaq listing standards or applicable law, to promptly disclose the nature of the amendment or waiver on our website or a Current Report on Form 8-K.

LEARN MORE ABOUT OUR COMPANY To see more information about our Code of Conduct, please visit our website at: https://investors.dexcom.com/corporate-governance

Corporate Responsibility
We strive to advance the interests of all our stakeholders – including patients, caregivers, employees, investors, and our communities – by operating in an ethical and sustainable way. We do this by holding true to our core values: Listen, Think Big, Be Dependable, and Serve with Integrity. These values are at the heart of our sustainability activities.

LISTEN	THINK BIG

We believe in listening to our customers and our employees. We have launched a number of programs to advocate for individuals living with diabetes and we support our employees and their families through a number of benefit programs that are available. In addition, we promote diversity, practice fairness, and treat everyone with respect and dignity.

We seek to expand global healthcare access for people with diabetes and actively work to increase access to our products. We also have committed to operate our business in a manner that is protective of the environment and conserves natural resources and reduces waste.

BE DEPENDABLE	SERVE WITH INTEGRITY

We are committed to quality and believe that is best achieved through a safe and healthy workplace as well as a Quality Management System that is compliant with all applicable regulatory requirements and which is continuously being improved.

While oversight of our ethics and governance structure begins with our Board of Directors and Executive Leadership Team, we expect all employees to foster a culture of accountability in line with our Code of Conduct and Business Ethics. We also maintain a compliance program to help enforce ethical conduct and adherence to applicable laws and regulations.

Last year, we released our inaugural Sustainability Report, available at https://investors.dexcom.com/corporate-governance, which is provided for reference only and is not incorporated by reference into this Proxy Statement.

Anti-Hedging
Our Insider Trading Policy, among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of our common stock. In addition, it also prohibits our employees, including our executive officers and the non-employee members of our Board of Directors from engaging in acquiring, selling, or trading in any interest or position relating to the future price of Dexcom securities, such as a put option, a call option or a short sale (including a short sale “against the box”). We do not allow employees to hedge our equity securities pursuant to this policy; however, non-employee directors may participate in exchange funds if the following conditions are met: (1) the director obtains the approval of the Board and General Counsel, (2) the Board and General Counsel determine that the director is not in possession of material non-public information, (3) if the director has a pre-existing 10b-5 plan, the contribution to the exchange fund shall be deemed an amendment to the 10b-5 plan and will be subject to certain restrictions in our existing 10b-5 guideline policy (unless waived by the Board), and (4) the director makes an irrevocable contribution of the Dexcom shares to the exchange fund for so long as the director remains an affiliate of Dexcom.

Stockholder Communications with the Board of Directors
Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the Board. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Secretary is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders.

DIRECTOR COMPENSATION
The general philosophy of our Board is that compensation for non-employee directors should reward them for a year of service in fulfilling their oversight responsibilities. We do not compensate our employee-director for Board service in addition to such director's regular employee compensation. The Compensation Committee periodically evaluates the appropriate level and form of compensation for non-employee directors and recommends changes, if any, to the Board. The Compensation Committee considers advice from Compensia, the Compensation Committee’s independent consultant, in connection with this evaluation when appropriate. Our Board reviews the Compensation Committee’s recommendations and then determines the amount of director compensation. As described more fully below, non-employee director compensation is in the form of equity to align further the longer-term interests of the individual directors with those of our stockholders. Our Compensation Committee and Board pay relative to our peers and the market in November 2020. In that assessment, we found that the per director average pay and total non-employee director compensation program generally was aligned with the peer median.

Non-Employee Director Compensation Arrangements
Under our Amended and Restated 2015 Equity Incentive Plan (“A&R 2015 EIP”) our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time, subject to an annual limit.
In lieu of a cash retainer, our non-employee directors receive value-based award of restricted stock units (“RSUs”).
The compensation program for our non-employee directors is as follows:

Director Compensation Elements	Value-Based Equity Award ($)
Initial Equity Grant	500,000
Annual Equity Grant	300,000
Additional Annual Equity Grant
Audit Committee Chair	27,500
Compensation Committee Chair	20,625
Nominating and Governance Committee Chair	13,750
Lead Independent Director	25,000
Audit Committee Member	10,000
Compensation Committee Member	10,000
Nominating and Governance Committee Member	7,500
The number of RSUs granted to our directors is based on the value-based equity award per the table above and the average closing price of Dexcom common stock for the 15-trading day period prior to the grant date. Initial equity grants to our non-employee directors vest over three years in equal annual installments. Annual equity grants to our non-employee directors are made at the Board Meeting immediately following the Annual Meeting of Stockholders and vest in one annual installment on the earlier of the one-year anniversary of the grant date or the date of the annual meeting of stockholders. The annual equity grant for general Board service will be prorated if a new non-employee director commences service less than 6 months prior to the next annual meeting of stockholders. Vesting of outstanding equity awards held by non-employee directors is accelerated in full upon a change in control of Dexcom.
All of our directors, including our non-employee directors, are reimbursed for their reasonable expenses in attending Board of Directors and Committee meetings.

Each non-employee director of our Board is required to own shares of Dexcom stock with an aggregate market value equal to two times his or her annual retainer of $300,000. These stock ownership guidelines are effective when a director joins the Board, and must be met within five years of becoming a member of the Board. All of our directors who have served five years or more on our Board currently are in compliance with these guidelines. Generally, ownership levels are determined by including stock acquired through open market purchases, shares vested and unvested pursuant to RSU grants, as well as the in-the-money value of vested stock options. Directors may, however, sell enough shares to cover their income tax liability on vested equity awards. Directors who have met the guidelines are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.

2020 Director Compensation Table
The following table provides information for 2020 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2020. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or, except for reasonable expenses for attending Board and Committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. Those non-employee directors entitled to annual retainers were only issued RSUs, and no non-employee directors received cash compensation in 2020.

Name	Stock Awards ($)(1)(2)
Steven R. Altman	326,631
Nicholas Augustinos	326,631
Richard A. Collins	318,931
Karen Dahut (3)	476,933
Mark G. Foletta	362,698
Bridgette P. Heller	318,931
Barbara E. Kahn	318,931
Kyle Malady (4)	490,991
Jay S. Skyler, M.D.	333,115
Eric J. Topol, M.D.	337,572
(1)These amounts reflect the grant date fair value of RSUs granted during 2020, computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on February 11, 2021. For 2020, the annual non-employee directors RSU awards were granted on May 22, 2020 and subject to vesting on the earlier of the one-year anniversary of the grant date and the next Annual Meeting of Stockholders.
(2)As of December 31, 2020, Mr. Altman had 806 unvested RSUs, Mr. Augustinos had 806 unvested RSUs, Mr. Collins had 787 unvested RSUs, Ms. Dahut had 1,160 unvested RSUs, Mr. Foletta had 895 unvested RSUs, Ms. Heller had 2,811 unvested RSUs, Dr. Kahn had 787 unvested RSUs, Mr. Malady had 1,272 unvested RSUs, Dr. Skyler had 822 unvested RSUs and Dr. Topol had 833 unvested RSUs.
(3)Ms. Dahut joined our Board in August 2020 and received a grant of 1,160 RSUs on August 11, 2020 based on a value-based grant of $500,000 and the average closing price of Dexcom common stock for the 15-trading day period prior to the grant date.
(4)Mr. Malady joined our Board in October 2020 and received a grant of 1,272 RSUs on October 11, 2020 based on a value-based grant of $500,000 and the average closing price of Dexcom common stock for the 15-trading day period prior to the grant date.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either online at the Annual Meeting or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services
The following table provides information regarding the fees billed for professional services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2020 and 2019. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2020	2019
Audit Fees	$2,700,239	$2,223,550
Audit-Related Fees	—	—
Tax Fees	450,887	433,340
All Other Fees	3,555	1,840
Total Fees	$3,154,681	$2,658,730
Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements. The fees for assurance and related services reasonably related to the performance of the audit of our financial statements, but not included under Audit Fees, are listed under “Audit-Related Fees.” Finally, the fees billed by Ernst & Young for tax services, which primarily related to tax compliance, planning, and transfer pricing advice related to our international legal entity formation and restructuring, consultation regarding appropriate handling of items on our U.S. tax returns, and a research and development credit study, are listed above under “Tax Fees.” Fees for annual subscription for Ernst & Young’s online resource library and online document repository are included in “All Other Fees.”

Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee that is available at https://investors.dexcom.com/corporate-governance.
The Audit Committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm for auditing our consolidated financial statements and concluded they were.

Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Dexcom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless and only to the extent that Dexcom specifically incorporates it by reference.
The Audit Committee reviewed and discussed with Dexcom’s management and Ernst & Young LLP the audited consolidated financial statements of Dexcom for the year ended December 31, 2020. The Audit Committee has also discussed with Ernst & Young LLP such matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Dexcom.
Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board of Directors that such audited consolidated financial statements be included in Dexcom’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission on February 11, 2021.

Audit Committee
Mark G. Foletta (Chair)
Nicholas Augustinos
Richard A. Collins
Barbara E. Kahn

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
This matter is being submitted to enable stockholders to express views on the design and effectiveness of our executive compensation program. Our goals for our executive compensation program are to support our key strategic and financial goals, and to attract, motivate and retain a talented, entrepreneurial and creative team of executive officers who will provide leadership for our success. Our executive compensation program seeks to accomplish these goals in a way that rewards performance and is aligned with our stockholders’ long-term interests. Our executive compensation program is aligned to market ranges, as to base salary cash compensation relative to our peer group of companies as we work to achieve and maintain profitability, and emphasizes long-term equity awards as well as annual incentive plans with payouts tied to achievement of various financial and operational goals. We believe that our executive compensation program satisfies these objectives and is strongly aligned with the short- and long-term interests of our stockholders. We believe the compensation program for our named executive officers was instrumental in helping us achieve strong performance in 2020, including generating a record full fiscal year 2020 revenue of $1.93 billion, an increase of $450.7 million, or 31%, as compared to 2019, and an increase of $895.1 million, or 87%, as compared to 2018.
We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 26 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2020.
The Board of Directors has determined to hold a “Say-on-Pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
We are requesting that stockholders cast a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement for the 2021 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby APPROVED.
As an advisory vote, this proposal is not binding upon us. However, our Board and the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3, AS SET FORTH IN THE RESOLUTION ABOVE.

PROPOSAL NO. 4

AMENDMENT AND RESTATEMENT OF OUR CHARTER TO DECLASSIFY THE BOARD
Currently, our Restated Certificate of Incorporation, as amended (“Charter”), provides for a classified board of directors divided into three classes of directors, with each class elected for three-year terms.
After taking Dexcom’s growth and maturity into consideration and carefully weighing the advantages and disadvantages of a classified board, including through dialogue with the Nominating and Governance Committee and our stockholders, the Board has determined that this is an appropriate time and is in the best interests of Dexcom and its stockholders to amend and restate the Charter and the Bylaws to eliminate the classified board structure to provide for the annual election of directors. This will result in a fully declassified board by the 2024 Annual Meeting of Stockholders.
In deciding to approve the proposed amendment and restatement to the Charter and to recommend that the stockholders vote to adopt the proposed amendment and restatement, the Board considered the benefits of retaining a classified board structure, which has a long history in corporate law, such as providing continuity and stability of the Board, encouraging directors to take a long-term perspective in the management of the business and affairs of Dexcom, reducing Dexcom’s vulnerability to coercive takeover tactics and enhancing the independence of non-management directors by providing them with a longer term of office and insulating them against pressure from management or special interest groups. However, the Board also considered the feedback it received from stockholders in the course of its regular stockholder outreach programs. The prevailing viewpoint expressed by stockholders in our outreach was that they believed that the declassification of the Board, while not essential in the shorter term, was a better long-term practice. Ultimately, the Board is committed to strong corporate governance and to listening and responding to stockholder sentiment; therefore, the Board is proposing to eliminate the classified board structure.
The proposed amendment and restatement of the Charter would eliminate the classification of the Board over a three-year period beginning at the 2022 Annual Meeting of Stockholders, with directors elected to a one-year term following the expiration of the directors' existing terms and provide for the annual election of all directors beginning at the 2024 Annual Meeting of Stockholders. We believe that a gradual declassification of the Board is in the best interests of our stockholders because it honors our stockholders’ prior decisions in electing incumbent directors for three-year terms. Further, a gradual declassification assures a smooth transition to the new board structure.
The proposed amendment and restatement of the Charter would become effective upon the filing of a Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware, which Dexcom would file promptly following the Annual Meeting if our stockholders approve the Amended and Restated Certificate of Incorporation. In the case of any vacancy on the Board created by an increase in the number of directors, the vacancy would be filled through an interim appointment by the Board with the new director to serve a term ending at the next Annual Meeting. Vacancies created by resignation, removal or death would be filled by the Board by appointment of a new director to serve until the end of the term of the director being replaced. The proposed amendment would not change the present number of directors or the Board's authority to change that number and to fill any vacancies or newly created directorships.
Delaware law provides, unless otherwise addressed in the certificate of incorporation, that members of a board that is classified may be removed only for cause. As a result of the proposed amendment, once our Board is fully declassified as of the 2024 Annual Meeting of Stockholders, directors may be removed with or without cause.
The proposed Amended and Restated Certificate of Incorporation is attached to this Proxy Statement as Appendix B.

Recommendation of the Board
Vote Required and Recommendation of the Board
The affirmative vote of a majority of the outstanding shares of common stock entitled to vote generally in the election of directors on the Record Date is required to approve this proposal pursuant to the Charter. If our stockholders approve the proposed Amended and Restated Certificate of Incorporation, the Board has approved certain conforming changes to the Bylaws, to be effective immediately upon the effectiveness of the proposed Amended and Restated Certificate of Incorporation.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND AND RESTATE THE CHARTER TO DECLASSIFY THE BOARD.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of March 15, 2021 for:
•each stockholder known by us to be the beneficial owner of more than five percent of our common stock;
•each of our directors;
•each named executive officer as set forth in the summary compensation table below; and
•all executive officers and directors as a group.
The percentage of shares beneficially owned is based on 96,705,867 shares of common stock outstanding as of March 15, 2021. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable and RSUs that will vest within 60 days of March 15, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of class (%)
Directors
Steven R. Altman (1)	12,980	*
Nicholas Augustinos (2)	10,092	*
Richard A. Collins (3)	7,917	*
Karen Dahut	—
Mark G. Foletta (4)	13,202	*
Bridgette P. Heller (5)	637	*
Barbara E. Kahn (6)	6,879	*
Kyle Malady	—
Jay S. Skyler, M.D.(7)	43,146	*
Eric J. Topol, M.D.(8)	91,014	*
Named Executive Officers
Kevin R. Sayer (9)	75,122	*
Quentin S. Blackford (10)	7,456	*
Richard B. Doubleday (11)	25,401	*
Jacob S. Leach (12)	97,221	*
All directors and executive officers as a group (22 persons) (13)	498,107	*
All 5% Stockholders
The Vanguard Group (14)	10,232,245	10.6%
FMR LLC (15)	7,060,853	7.3%
BlackRock, Inc.(16)	7,008,323	7.2%
Baillie Gifford & Co.(17)	5,453,844	5.6%
* Represents less than 1% of the outstanding shares of our common stock.
(1)Represents 12,980 shares held directly by a trust of which Mr. Altman is a trustee.
(2)Represents 10,092 shares held directly or by a trust of which Mr. Augustinos is a trustee.
(3)Represents 7,917 shares held directly by Mr. Collins or by a trust of which Mr. Collins is a trustee.
(4)Represents 13,202 shares held directly by Mr. Foletta or by a trust of which Mr. Foletta is a trustee.
(5)Represents shares held directly by Ms. Heller.
(6)Represents 6,879 shares held directly by a trust of which Dr. Kahn is a trustee.

(7)Represents 33,146 shares held by a partnership in which Dr. Skyler is managing partner and maintains voting rights over these shares and 10,000 shares held by his spouse, of which Dr. Skyler disclaims beneficial ownership.
(8)Represents 91,014 shares held by Topol Family Holdings, LLC for which Dr. Topol is a manager and maintains voting rights of these shares.
(9)Represents shares held directly by Mr. Sayer.
(10)Represents shares held directly by Mr. Blackford.
(11)Represents shares held directly by Mr. Doubleday or by a trust of which Mr. Doubleday is a trustee.
(12)Represents shares held directly by Mr. Leach.
(13)Represents a total of 498,107 shares of our common stock.
(14)Represents shares held by The Vanguard Group as of December 31, 2020 based solely on its Schedule 13G/A filing made on February 10, 2021. Of the shares beneficially owned, The Vanguard Group reported that it had shared voting power with respect to 164,747 shares, sole dispositive power with respect to 9,808,778 shares, and shared dispositive power with respect to 423,467 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(15)Represents shares held by FMR LLC as of December 31, 2020 based solely on its Schedule 13G/A filing made on February 8, 2021. Of the shares beneficially owned, FMR LLC reported that it had sole voting power with respect to 1,269,101 shares and sole dispositive power with respect to 7,060,853 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(16)Represents shares held by BlackRock, Inc. as of December 31, 2020 based solely on its Schedule 13G filing made on February 5, 2021. Of the shares beneficially owned, BlackRock, Inc.. reported that it had sole voting power with respect to 6,097,565 shares and sole dispositive power with respect to 7,008,323 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(17)Represents shares held by Baillie Gifford & Co. as of December 31, 2020 based solely on its Schedule 13G/A filing made on January 14, 2021. Of the shares beneficially owned, Baillie Gifford & Co. reported that it had sole voting power with respect to 2,594,512 shares and sole dispositive power with respect to 5,453,844 shares. The address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK.

EXECUTIVE OFFICERS
The following is biographical information as of March 31, 2021 for our executive officers, with the exception of Kevin Sayer, our Chairman, President and Chief Executive Officer, who is discussed above under Proposal No. 1 (Election of Directors).

Name	Age	Position
Quentin S. Blackford	42	Chief Operating Officer
Donald M. Abbey	54	Executive Vice President, Global Business Services, IT, Quality and Regulatory Affairs
Andrew K. Balo	73	Executive Vice President, Regulatory Strategy, Clinical Affairs and Strategic Partnership Development
Richard B. Doubleday	58	Executive Vice President, Chief Commercial Officer(1)
Paul Flynn	52	Executive Vice President, Global Revenue
Jacob S. Leach	43	Executive Vice President, Chief Technology Officer
Patrick M. Murphy	42	Executive Vice President, Chief Legal Officer
Steven R. Pacelli	49	General Manager, Dexcom Ventures
Chad M. Patterson	39	Executive Vice President, Global Marketing
Barry J. Regan	49	Executive Vice President, Global Operations
Shelly R. Selvaraj	62	Senior Vice President, Information Technology
Sumi Shrishrimal	42	Senior Vice President, Chief Risk Officer
Sadie M. Stern	46	Executive Vice President and Chief Human Resources Officer
Jereme M. Sylvain	41	Executive Vice President and Chief Financial Officer
(1)Effective March 31, 2021, following a period of part-time employment from January 1, 2021, Mr. Doubleday will retire from his position as our Executive Vice President and Chief Commercial Officer.
Quentin S. Blackford serves as our Chief Operating Officer and as of March 19, 2021, Mr. Blackford has assumed responsibility for our strategy and corporate development functions, in addition to our finance and operations functions. Mr. Blackford joined Dexcom in September 2017 as our Chief Financial Officer and was also promoted to Chief Operating Officer and Chief Financial Officer, effective October 1, 2019. Prior to Dexcom, Mr. Blackford served as NuVasive’s Executive Vice President, Chief Financial Officer from August 2014 to August 2017. In August 2016, Mr. Blackford was promoted to the role of Executive Vice President, Chief Financial Officer, Head of Strategy and Corporate Integrity in which role Mr. Blackford was responsible for leading Finance, Strategy, Corporate Development, Compliance, Quality and Regulatory. From July 2012 to

August 2014, Mr. Blackford served as NuVasive’s Executive Vice President of Finance and Investor Relations, and from January 2011 to June 2012, he served as Vice President, Finance. He was instrumental in several acquisitions to build upon NuVasive’s portfolio of products and entry into new product segments, as well as geographic expansion. Prior to his roles at NuVasive, Mr. Blackford worked at Zimmer Holdings, Inc. where he led the organization’s Global Financial Planning & Analysis group, in addition to serving as Director of Finance and Controller of the Dental Division. Mr. Blackford has served as an independent member of the Board of Directors of Alphatec Holdings, Inc. since October 2017 and Axogen, Inc. since May 2019. Mr. Blackford obtained his Certified Public Accounting license (currently inactive) after receiving dual Bachelor of Science degrees in Accounting and Business Administration from Grace College.
Donald M. Abbey has served as our Executive Vice President, Global Business Services, IT, Quality and Regulatory Affairs since January 2017 and served as our Executive Vice President, Quality from May 2016 to January 2017. From March 2007 to April 2016, Mr. Abbey served in executive roles for Becton Dickinson (the acquirer of CareFusion in March 2015 which itself was spun off from Cardinal Health in 2009), including as Senior Vice President, Quality and Regulatory for Becton Dickinson from March 2015 to May 2016, as Executive Vice President, Quality, Regulatory and Medical Affairs for CareFusion from May 2011 to March 2015, as Senior Vice President, Quality and Regulatory for CareFusion from October 2009 to May 2011, and as Senior Vice President, Quality and Regulatory for Cardinal Health from March 2007 to October 2009. Prior to 2007 Mr. Abbey held senior quality and regulatory affairs and general management positions with Respironics, Welch Allyn, and Philips Healthcare. Mr. Abbey began his career at Varian Medical and Boston Scientific holding positions of increasing responsibility in research and development and quality. Mr. Abbey received a B.S.E.E. from Washington State University and an MBA from the University of Washington.
Andrew K. Balo has served as our Executive Vice President, Regulatory Strategy, Clinical Affairs and Strategic Partnership Development since May 2016. From January 2015 until April 2016 Mr. Balo served as our Executive Vice President, Clinical, Regulatory and Quality. From March 2008 to January 2015, Mr. Balo served as our Senior Vice President of Clinical and Regulatory Affairs, and from February 2002 to March 2008, served as our Vice President of Clinical and Regulatory Affairs. From June 1999 to February 2002, Mr. Balo served as Vice President, Regulatory and Clinical Affairs of Innercool Therapies, Inc., a medical technology company. Mr. Balo has held several positions at St. Jude Medical including Clinical, Vice President, Quality, Regulatory and Clinical Affairs and was an officer of the company. Mr. Balo received his Bachelor of Science degree from the University of Maryland.
Paul Flynn serves as our Executive Vice President, Global Revenue following his promotion in March 2021 from the role of Senior Vice President, Global Revenue, which he has held since January 1, 2021. Mr. Flynn previously served as our Senior Vice President and General Manager, Americas and Asia Pacific from April 2019 to March 2021, Vice President of International Market Development from October 2015 to March 2019, and various other key roles prior to that since joining Dexcom in October 2015. Previously, Mr. Flynn served with Johnson & Johnson for 23 years including various leadership roles at Animas Corporation from 2006 to 2015, LifeScan Canada from 2001 to 2006, and Johnson and Johnson Medical Products from 1992 to 2001. Mr. Flynn received a Bachelor of Business Administration from Simon Fraser University and an MBA from Wilfrid Laurier University.
Jacob S. Leach has served as our Executive Vice President, Chief Technology Officer since October 2018, and previously served as our Senior Vice President of Research and Development from January 2015 to October 2018, and previously served as our Vice President of Research and Development from January 2011 to January 2015. From February 2010 to January 2011, he served as our Senior Director of Research and Development, from September 2008 to February 2010, he served as our Director of Research and Development, from January 2007 to February 2010 he served as our Manager of Hardware Engineering, and from March 2004 to January 2007 as Senior Electrical Engineer. From 1996 to 2004, Jake held positions in research and development at MiniMed and subsequently Medtronic Diabetes, focusing on the development of glucose sensing systems. Mr. Leach holds a Bachelor of Science degree in Electrical Engineering with a minor in Biomedical Engineering from the University of California, Los Angeles.
Patrick M. Murphy has served as our Executive Vice President and Chief Legal Officer since January 2020. Previously he served as our Senior Vice President, General Counsel and Chief Compliance Officer from October 2018 to January 2020, and our Vice President, General Counsel and Chief Compliance Officer from December 2016 to October 2018. From January 2016 to December 2016, Mr. Murphy served as our Vice President of Legal Affairs. Previously, Mr. Murphy served as our Assistant General Counsel from September 2011 to January 2016. Prior to joining Dexcom, Mr. Murphy was a partner at the law firm of Stradling Yocca Carlson & Rauth, where he specialized in corporate finance, mergers and acquisitions and general corporate matters. Mr. Murphy received a B.S. from the Truman State University, and a J.D. from the St. Louis University School of Law. Mr. Murphy is a member of the State Bar of California.
Steven R. Pacelli, in his new role as General Manager of Dexcom Ventures, is responsible for strategic capital deployment. Mr. Pacelli previously served as our Executive Vice President of Strategy and Corporate Development from August 2012 to March 2021, and in various other roles of increasing responsibility with Dexcom since April 2006, including as its Chief Operating Officer from June 2010 to August 2012, Chief Administrative Officer from December 2008 to June 2010,

Senior Vice President of Corporate Affairs from June 2007 to December 2008, and Vice President of Legal Affairs from April 2006 to June 2007. Prior to joining Dexcom, Mr. Pacelli served as a corporate attorney specializing in finance, mergers and acquisitions, and general corporate matters, and also in an executive role as general counsel of several privately held companies. Mr. Pacelli received a BA from the University of California, Los Angeles, and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.
Chad M. Patterson serves as our Executive Vice President, Global Marketing following his promotion in March 2021 from his role as Senior Vice President, Global Marketing and Product Management, which he has held since March 2020. Mr. Patterson previously served as our Vice President, Global Marketing and Product Management from March 2019 to March 2020, Senior Director Global Consumer Marketing from March 2018 to March 2019 and Director of Marketing from November 2015 to February 2018. From January 2005 to October 2015, Mr. Patterson served in various roles for Nestlé. Mr. Patterson received a Bachelor of Arts in Business Administration from Gonzaga University and an MBA from the University of Southern California's Marshall School of Business.
Barry J. Regan has served as our Executive Vice President, Global Operations since November 2020. Prior to joining Dexcom, Mr. Regan served as Senior Vice President, Global Operations at Wright Medical from July 2018 to November 2020. From March 2015 to June 2018 Mr. Regan served as Senior Vice President, Global Supply Chain & Procurement at Smith & Nephew. Mr. Regan served as Vice President, US & Puerto Rico Operations at AbbVie from January 2013 to March 2015. Prior to 2013 Mr. Regan spent nearly 19 years with Abbott, in various operations leadership positions. Mr. Regan received a Bachelors of Technology degree from the University of Limerick and an MBA from the Lake Forest Graduate School of Management.
Shelly R. Selvaraj has served as our Senior Vice President, Information Technology since October 2018, and previously served as our Vice President, Information Technology from May 2016 to October 2018. Mr. Selvaraj has a wide range of experience within global organizations in the fields of supply chain management, healthcare informatics and information technology. Prior to joining Dexcom, Mr. Selvaraj held various IT leadership roles at CareFusion, a Becton Dickinson Company, from March 2012 to May 2016, and ResMed in San Diego from April 2007 to March 2012. Earlier in his career, he worked for Motorola, Inc. and ON Semiconductor Corp. in Phoenix, Arizona. Mr. Selvaraj received a BE in Mechanical Engineering from the University of Madras and a Masters in Industrial Engineering from Arizona State University.
Sumi Shrishrimal has served as our Senior Vice President, Chief Risk Officer since March 2020 and as our Vice President, Internal Audit from May 2018 to March 2020. Ms. Shrishrimal served as Vice President of Internal Audit at NuVasive from March 2016 to May 2018, and as Senior Director, Internal Audit at NuVasive from November 2014 to February 2016. Previously, Ms. Shrishrimal worked at Corinthian Colleges from December 2003 to October 2014. At Corinthian, Ms. Shrishrimal held various leadership positions, including as Vice President and Associate Vice President, Internal Audit from August 2008 to October 2014. Ms. Shrishrimal started her career with PricewaterhouseCoopers as a consultant in the Assurance Business Advisory Services and the Transaction Services groups. Ms. Shrishrimal is a Certified Public Accountant in California and a Certified Information Systems Auditor. Ms. Shrishrimal received a Bachelor’s of Science in Accounting and Information Systems from the University of Mumbai.
Sadie M. Stern has served as our Executive Vice President and Chief Human Resources Officer since September 2020. From October 2017 to September 2020, Ms. Stern was employed by 3D Systems Corporation, most recently as Executive Vice President, People and Culture. From January 2012 until October 2017, Ms. Stern served as Senior Director, Human Resources of Qualcomm. Ms. Stern has also worked at LG Electronics and The Walt Disney Company, and received a Bachelor of Arts in English from San Diego State University and a Masters of Arts in Higher Education from the University of Denver.
Jereme M. Sylvain was promoted to the role of Chief Financial Officer, in addition to remaining as our Chief Accounting Officer, effective March 19, 2021. Mr. Sylvain has served as our Senior Vice President, Finance and Chief Accounting Officer since March 2020, and joined DexCom in September 2018 as our Vice President, Finance and Corporate Controller. Prior to joining Dexcom, Mr. Sylvain held various positions at NuVasive, Inc., including Vice President, Corporate Controller and Chief Accounting Officer from August 2016 to September 2018 and Vice President, Corporate Controller from March 2014 to August 2016. Prior to joining NuVasive, Mr. Sylvain held the role of Senior Director, Finance with Thermo Fisher Scientific, where he was responsible for global accounting for the life sciences solutions group. Mr. Sylvain joined Thermo Fisher Scientific in February 2014, following its acquisition of Life Technologies Corporation. From July 2007 to February 2014, Mr. Sylvain held multiple finance and accounting roles at Life Technologies and its predecessor, Invitrogen Corporation. Prior to joining Invitrogen, Mr. Sylvain worked for the public accounting firm Ernst & Young LLP. Mr. Sylvain obtained his Certified Public Accounting license after receiving a B.A. in Finance from Arizona State University and a M.S. in Accountancy from the University of Notre Dame.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains our executive compensation philosophy and programs, the decisions of the Compensation Committee of the Board of Directors (“Compensation Committee”) made regarding those programs during fiscal 2020 and the factors considered in making those decisions. The Compensation Committee has the principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include advising the Board of Directors on the compensation of our executive officers, including our Chief Executive Officer, Chief Financial Officer, and Executive Vice Presidents (“EVP”). This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (our “NEOs”) for 2020, who were:
•Kevin R. Sayer, our Chairman, President & Chief Executive Officer (“CEO”);
•Quentin S. Blackford, our Chief Operating Officer and Chief Financial Officer (“CFO”);
•Richard B. Doubleday, our EVP, Chief Commercial Officer;
•Jacob S. Leach, our EVP, Chief Technology Officer; and
•Jeffrey C. Moy, our EVP, Operations.

Fiscal 2020 Corporate Performance
Executive Summary

Fiscal 2020 Performance at a Glance

	Revenue	% Increase	Operating Income	% Increase

GAAP	$1.93 billion	31%	$299.5 million	110%

Non-GAAP (1)	$1.93 billion	31%	$319.4 million	98%

	Net Income	% Increase	Diluted EPS	% Increase

GAAP	$493.6 million	388%	$5.06 per share	360%

Non-GAAP (1)	$302.5 million	78%	$3.10 per share	68%

(1)See Appendix A for a reconciliation of the GAAP to Non-GAAP measures
We are a medical device company primarily focused on the design, development and commercialization of continuous glucose monitoring (“CGM”) systems for use by people with diabetes and by healthcare providers. Operating in a novel technology category that we believe remains under-penetrated, our overarching objective is to both advance our technology platform and grow our product revenue, each as quickly as possible. Although our overall industry has faced significant changes during the past several years, we continued to drive increasing CGM system adoption and achieved important milestones during fiscal 2020, including:
•31% organic revenue growth, including U.S. revenue growth of 30% and international revenue growth of 33%.
~~•~~Significant margin expansion, closing 2020 with our highest annual gross margin since 2017.

Financial Flexibility
Cash, Cash Equivalents, & Short Term Marketable Securities	Working Capital	Operating Cash Flows	Available Line of Credit
$2.71 billion	$2.81 billion	$475.6 million	$193.7 million

Our balance sheet remains strong, with $2.71 billion in cash and cash equivalents as of December 31, 2020. This continues to provide us with significant financial and strategic flexibility to support our growth initiatives, including production capacity expansion and exploring new market opportunities.

Strategic Achievements

Doubled G6 sensor manufacturing capacity.	Added record number of new users, closing 2020 with greater than 900,000 active Dexcom customers globally.	Worked with the FDA to provide temporary inpatient use of Dexcom CGM during COVID-19 pandemic in order to reduce exposure for healthcare practitioners, conserve personal protective equipment and support patient care.	Initiated and completed the first pivotal trial for our next-generation G7 CGM system.	Published inaugural sustainability report.

Our financial and operational success continues to translate into sustained long-term stock price growth for the benefit of our stockholders. The following tables depict our Total Shareholder Return (“TSR”) for the one, three and five-year periods ended December 31, 2020.

Fiscal 2020 Compensation Overview
Given the focus on reducing healthcare costs, trends in the healthcare industry and changing regulation, the pricing pressure from payors, and increased competition, we anticipated that it would be challenging to maintain a rapid rate of growth during fiscal 2020; nevertheless, we expected our business to achieve:
•substantial increases in revenue;
•increases to our operating income; and
•various performance goals to maintain and advance our technology advantage and commercial deployment.
When designing our fiscal 2020 executive compensation program, the Compensation Committee considered the program objectives set forth above, our fiscal 2020 budget, and the intense competition for executive talent within the medical technology and broader technology and life science sectors. The Compensation Committee’s overall objective was to compensate our executive officers, including our NEOs, in a manner that attracts and retains the caliber of individuals needed to manage and staff a demanding and high-growth business in a rapidly evolving, innovative and competitive industry. As a result, with respect to our executive compensation program, the Compensation Committee:
•maintained our base salary and target total cash compensation levels for our NEOs generally within the market range (i.e. 25th to 75th percentile) of our compensation peer group;
•continued to allocate a meaningful proportion of target total cash compensation to our annual cash incentive award plan, which we refer to as our Management Bonus Plan (“2020 Bonus Plan” or “Non-Equity Incentive Plan”), which awards are paid only upon achievement of various financial and operational performance goals;
•paid out 2020 Bonus Plan awards to our CEO and the other NEOs at 171% of target, consistent with company performance at 171% achievement of financial and operational performance goals;

•maintained our equity compensation approach from fiscal 2019, under which RSU awards were granted based on expected future contributions of each executive officer;
•consistent with our prior years, granted performance-based RSUs (“PSUs”) for our CEO that represented a meaningful portion of his total equity offering to ensure alignment with continued company growth and stockholder return; and
•maintained strong governance policies and practices.
Additionally, in 2021, in response to certain feedback from our key investors, we intend to introduce PSUs as a meaningful component of annual equity award allocations for all of our Section 16 officers and increase the percentage of PSUs granted to our CEO.

Fiscal 2020 Chief Executive Officer Compensation
In fiscal 2020, the total target cash compensation for our CEO, Kevin R. Sayer, was $1,800,000 ($800,000 in base salary plus $1,000,000 in target annual cash bonus opportunity under the 2020 Bonus Plan). Mr. Sayer’s base salary was increased for fiscal 2020 by 16% as a result of the Compensation Committee’s assessment of his contribution toward Dexcom’s performance during 2019 and its review of base salaries paid to CEOs of the companies in our compensation peer group CEOs (as recommended by Compensia, the Compensation Committee’s independent consultant) relative to our compensation philosophy, which showed that Mr. Sayer’s base salary was below the median of the CEOs in our peer group. Mr. Sayer’s target annual cash bonus opportunity under the 2020 Bonus Plan for fiscal 2020 (assuming achievement of the corporate goals at 100%) was 125% of his base salary, unchanged since 2016. The Compensation Committee believed this target annual cash bonus opportunity was appropriate based on his level of experience and its review of target annual cash bonus opportunities for CEOs of the companies in our compensation peer group. The bonus Mr. Sayer received for fiscal 2020 was $1,710,001, which represents 171% of target under our 2020 Bonus Plan as discussed further below.
Mr. Sayer received PSUs as a meaningful part of his annual equity award allocation, with 35% (measured at target as of grant date) of the total equity awards for fiscal 2020 being granted as PSUs. Mr. Sayer received a PSU award during fiscal 2020 that had a grant date fair value of $4,293,391 at target achievement. This award was granted as a result of the Compensation Committee’s desire to motivate and incentivize Mr. Sayer to achieve key additional performance metrics and to continue to maintain strong alignment of Mr. Sayer's interests with the long-term interests of our stockholders. Mr. Sayer’s PSUs may only be earned and vest three years after grant upon achievement of both the operational goal in 2020 and our three-year relative TSR performance versus the Nasdaq Composite Index, as well as Mr. Sayer’s continued employment. For additional information regarding the metrics of the PSU, see the section titled “Equity Awards” below.
Additionally, during fiscal 2020, Mr. Sayer received a time-based RSU award that had a grant date fair value of $7,293,786 and comprised 65% of his total equity awards for fiscal 2020. This award was granted as a result of the Compensation Committee’s assessment of his contribution toward Dexcom’s performance during 2019 and its review of the equity awards granted to CEOs of the companies in our compensation peer group as well as a review of Mr. Sayer’s vested and unvested equity awards. Mr. Sayer’s RSUs awarded in 2020 vest over three years in equal annual installments, which is the current executive vesting schedule of our annual RSU awards.
The following graph depicts our CEO’s actual total direct compensation as compared to our absolute Total Shareholder Return (“TSR”) over the last five fiscal years, showing alignment between our CEO’s compensation and Dexcom’s strong financial and operational performance resulting in delivery of positive TSR over such time.

When determining Mr. Sayer’s compensation for fiscal 2020, the Compensation Committee considered our 2019 performance as described above, our delivery of absolute TSR over the past five years equal to 351%, our compound annual growth rate (“CAGR”) TSR over the past five years of 35% and our philosophy that a significant percentage of his target total direct compensation opportunity should be at-risk and performance-based to align with short- and long-term stockholder interests.
In addition, our CEO is required to retain all shares received as a result of the exercise or settlement of any stock option or time-based RSU granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than twelve months from the date of such exercise or settlement. Notwithstanding the foregoing, the CEO may sell shares that are held for less than twelve months to cover any tax payments relating to such equity awards that the CEO is required to make. In addition, the Compensation Committee may waive the twelve-month requirement for sales made by the CEO in response to a financial, medical or other personal emergency. This holding requirement further aligns our CEO’s interests with the long-term interests of our stockholders and is in addition to the requirement for the CEO and other NEOs to maintain stock ownership equal to three times his or her annual salary.

Leadership Transitions
Richard B. Doubleday
Effective March 31, 2021, following a period of part-time employment from January 1, 2021, Mr. Doubleday will retire from his position as our Executive Vice President and Chief Commercial Officer. In order to support continued growth and implementation of our commercial strategy, we have entered into a transition and consulting agreement pursuant to which Mr. Doubleday is anticipated to continue to provide services to us through March 2022. Please see “—Executive Officer Transitions and Agreements” below in the Section titled “Executive Compensation” for a detailed discussion of this agreement and the compensation provided to Mr. Doubleday.
Jeffrey C. Moy
Effective January 1, 2021, Mr. Moy ceased employment as our Executive Vice President of Operations. Mr. Moy entered into a retention incentive agreement with us dated April 2020, under which he entered into a general release of claims in our favor, in exchange for a lump sum cash severance payment and acceleration of certain benefits. Please see “—Executive Officer Transitions and Agreements” and “—Employment, Severance and Change in Control Agreements” below in the Section titled “Executive Compensation” for a detailed discussion of this development and the compensation provided to Mr. Moy.

Compensation Philosophy and Objectives
We have designed our executive and broad-based employee compensation programs to support our near-term financial and strategic objectives and promote the long-term growth of our company. Our compensation philosophy for all employees, including our executive officers, is to ensure that our compensation programs:
•support our key financial and strategic goals;
•relate directly to our corporate performance;

•align the interests of our executive officers with the interests of our stockholders;
•appropriately manage compensation-related risk within the context of our business; and
•provide a total compensation package that is competitive and enables us to attract, motivate, reward and retain talented executive officers and employees.
Different compensation elements are designed to reward short-term and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, stockholders and our employees. We believe the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board of Directors. In addition, we strive to promote an ownership mentality among our employees, including our executive officers, which we believe is best achieved through our equity incentive programs. To achieve these objectives, an important aspect of our overall compensation philosophy is to emphasize equity and performance-based incentive compensation, which we believe best aligns the interests of our employees and our stockholders.

2020 Executive Compensation Policies and Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO

☑       Pay for Performance: We link the cash compensation of our executive officers to our performance and stockholder interests by heavily weighting their target total cash compensation opportunities to the achievement of strong financial performance tied to a balanced mix of pre-established performance measures and by granting long-term equity awards that align their interests with those of our stockholders. In 2020, we also granted a meaningful portion of our CEO’s annual equity award allocation in PSUs. These PSUs consisted of 35% of the CEO’s total annual equity awards (at target). The PSUs may only be earned and vest upon achievement of both the operational goal in 2020 (tied to certain product sales) and our three-year relative TSR performance versus the Nasdaq Composite Index, as well as our CEOs continued employment. For additional information regarding the metrics for the PSUs, see the section titled “Equity Awards” below. In 2021, all Section 16 officers will have a meaningful portion of their annual equity awards consist of PSUs.
☑       Independent Compensation Advisor and Compensation Committee members: The Compensation Committee selects and engages its own independent advisor and all Compensation Committee members are independent directors.
☑       Thoughtful Peer Group Analysis: The Compensation Committee reviews external competitive market data when making compensation decisions and annually reviews and, where appropriate, updates our compensation peer group.
☑       Post-Vesting Stock Holding Guidelines: Our CEO is required to retain all shares received as a result of the exercise or settlement of any stock option or time-based RSUs granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than twelve months.
☑ Stock Ownership Guidelines: Our executive officers and the non-employee members of our Board of Directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for executives) or Board annual grants (2x for directors).
☑       Compensation Recovery (“Clawback”) Policy: Our compensation recovery (“clawback”) policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board to have materially contributed to a restatement of our financial results.

☒       No Special Perquisites or Benefits: We do not provide special perquisites or other personal benefits to our executive officers, such as company cars, club memberships or supplemental executive health benefits.
☒       No Hedging in Company Securities: Our executive officers, the non-employee members of our Board of Directors and all employees are prohibited from engaging in any hedging transaction with respect to our equity securities, except as further described in “Corporate Governance - Anti-Hedging”.
☒       No Pledging of Company Securities: Our executive officers and the non-employee members of our Board of Directors are prohibited from engaging in any pledging transaction with respect to our equity securities.
☒       No Guaranteed Bonuses or Equity Awards: We do not provide guaranteed minimum bonuses or uncapped incentives under our 2020 Bonus Plan. We also do not provide any guaranteed annual equity values for our executive officers (any awards are periodically determined by our Compensation Committee).
☒       No Re-Pricing or Discounted Options / SARs: We do not provide discounted stock options or stock appreciation rights. Our A&R 2015 EIP prohibits the repricing, exchange or buyout of stock options or stock appreciation rights without stockholder approval.
☒       No Tax Gross-Ups: We do not provide tax payments or “gross-ups” for “excess parachute payments” or other executive benefits.

Stockholder Advisory Vote on Executive Compensation
At our 2020 Annual Meeting of Stockholders our stockholders expressed support for our executive compensation program, with 95.62% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our NEOs. When designing our 2021 executive compensation program including the form and amount of compensation to our NEOs, the Compensation Committee considered these vote results, including our 2020 fiscal year financial performance and our sustained market capitalization growth over the prior five years.
The Compensation Committee reviewed the results of the Say-on-Pay vote, and concluded based on the results of such vote and the stockholders’ endorsement of our compensation program that our executive compensation program was operating as anticipated. Consequently, the Compensation Committee did not make any significant changes to our executive compensation program based on its review of the voting results. We intend to introduce PSUs as a meaningful component of annual equity award allocations for all of our Section 16 officers and increase the percentage of PSUs granted to our CEO. The Compensation Committee will continue to consider stockholder feedback and the results of the Company’s Say-on-Pay votes when making future compensation decisions for the Company’s NEOs.
Following a stockholder vote in 2017, our Board of Directors adopted a policy providing for annual Say-on-Pay votes. Our Board of Directors values the opinions of our stockholders and the Compensation Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our NEOs. A vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-on-Frequency” vote) is required every six years, and as such, we currently expect to hold the next Say-on-Frequency vote at our 2023 Annual Meeting of Stockholders.

Compensation Decision-Making Process
Role of Compensation Committee
The Compensation Committee approves the compensation of our NEOs, including establishing the performance metrics for our incentive plans, and provides a recommendation to our Board of Directors on the CEO’s compensation.
As part of the decision-making process, the Compensation Committee reviews competitive market information with our CEO for each executive officer. In addition, at the beginning of each fiscal year, the Compensation Committee reviews executive officer performance for the last year and objectives for the next year, together with his or her responsibilities and experience level. The Compensation Committee also considers our overall fiscal performance compared to our fiscal objectives and performance targets, strategic and operational performance and our stockholder returns. The relative weight given to these factors varies with each individual at the discretion of the Compensation Committee.
Role of Management
Management provides data, analyses, input and recommendations to the Compensation Committee through our CEO, including a review of such executive officer’s performance and contribution during the prior year. Management also provides such data, analyses and input directly to Compensia, the Compensation Committee’s independent compensation consultant. Our CEO, with the support of management representatives from our human resources, finance and legal departments, provide input on compensation levels and structures for the Compensation Committee to consider when determining each element of compensation. The Compensation Committee gives significant weight to our CEO’s evaluation of each executive officer’s performance and recommendations of appropriate compensation (other than their own). The Compensation Committee reviews these assessments and recommendations; however, the Compensation Committee’s decisions are made by the Compensation Committee in its sole discretion, and outside of the presence of any affected executive officers.
Role of Compensation Consultant
The Compensation Committee has engaged Compensia as its independent compensation consultant since 2006. Compensia has implemented policies and procedures to ensure the objectivity of its executive compensation consultants and the advice it provides to the Compensation Committee. In fiscal 2020, the Compensation Committee conducted an assessment of Compensia’s independence pursuant to the SEC rules and Nasdaq listing standards and concluded that Compensia’s work did not give rise to any conflict of interest.
During fiscal 2020, the Compensation Committee directed Compensia to complete a competitive analysis of our executive compensation program. In connection with this analysis, Compensia analyzed both publicly available data from the companies in our compensation peer group (as described below) and compensation survey data, while also obtaining historical data and insight into our previous compensation practices.

Compensation Peer Group
In its analysis, Compensia, used a peer group of publicly traded companies consisting of firms directly comparable in size and industry to ours, and which are generally direct competitors to us for valued employees in the medical device and technology and broader life science and technology sectors. In addition, the companies in this peer group were generally in similar stages of their business lifecycle within the medical or broader life science and technology sectors, and generally had similar annual revenues, annual revenue growth, market capitalization, and/or headcount.
This compensation peer group was updated by the Compensation Committee with respect to fiscal 2020 (the list below reflects peer group updates in 2019 to guide 2020 compensations decisions). The primary specific criteria used to review and update the peer group consisted of the following:

Compensation Peer Group Criteria

Revenue	Industry	Market Capitalization

Trailing twelve months revenue that, at the time of the analysis, generally fell within the range of one-third to three times our revenue, provided the companies also generally had strong annual revenue growth (10% or higher).
Medical technology and device and broader high-growth life science and technology companies.
Market capitalization that, at the time of the analysis, generally fell within a range of one-fourth to four times our market capitalization, for companies that generally had a market capitalization that was greater than five times revenue.

Application of this criteria resulted in minor changes in the peer group, adding companies outside the specific medical device industry that better reflect Dexcom’s size, value and growth. Two companies, Athenahealth and The Ultimate Software Group, were removed from the peer group due to acquisitions which occurred in 2019. For fiscal 2020 compensation decisions, the compensation peer group approved by the Compensation Committee was comprised of the following companies:

Fiscal 2020 Peer Group Companies
Abiomed, Inc.	Medidata Solutions
Align Technology	NuVasive
BioMarin Pharmaceutical	Palo Alto Networks
Bio-Techne	ResMed
Exact Sciences*	Seattle Genetics
ICU Medical	Splunk
Insulet Corporation	Veeva Systems
Integra LifeSciences*	Zillow Group
Masimo
* Exact Sciences and Integra LifeSciences were added for fiscal 2020.

Competitive Positioning
The Compensation Committee generally seeks to position each executive officer’s target total annual cash compensation to fall within the median range for comparable positions at the companies in our compensation peer group. In addition, the Compensation Committee structures our executive compensation program so that outstanding performance (as measured against our compensation plan measures and related target levels) generates total annual cash compensation above the median range. On the other hand, achievement below our plans’ objectives generates total annual cash compensation below the median range, which reflects the Compensation Committee’s pay-for-performance philosophy.
The Compensation Committee may adjust an element of an executive officer’s pay or target total direct compensation above or below the median range to acknowledge the value, experience and potential he or she brings to the role, ability and success in meeting key objectives and level of performance. The differences in compensation levels among our executive officers are primarily attributable to the differences in the range of compensation for similar positions at the companies in our compensation peer group. However, the Compensation Committee does not benchmark its compensation decisions to any particular level or against any specific member of the peer group. Rather, it uses the peer group data as a factor in determining the appropriate levels of overall total compensation and each individual compensation element for our executive officers. In addition to the peer group data, the Compensation Committee also considers market information from the Radford Global Technology published compensation survey, which reflects the broader market in which we compete for talent.

Fiscal 2020 Compensation Elements
In fiscal 2020, the Compensation Committee designed our executive compensation program to focus our executive officers on leading our entire organization toward achieving both short-term and long-term strategic, financial and operational goals, and increasing stockholder value, without encouraging excessive risk-taking.
The table sets forth principal elements of compensation for our executive officers, including our NEOs.

Compensation Type	Description	Rationale

Base Salary (Cash)	Fixed compensation delivered in cash on a semi-monthly basis.	Base salary that is designed primarily to be appropriate for our executive officers’ positions and responsibilities, or generally competitive with base salary levels in effect at peer group companies.

Annual Cash Bonus (Cash)	Annual cash bonus awards under the 2020 Bonus Plan that are contingent upon the achievement of annual financial and operational performance objectives established by our Board of Directors.	Motivates achievement of core strategic short-term financial and operational results.

Equity Incentives (Stock)
Equity incentives, in the form of RSU awards (and a mix of RSUs and PSUs in the case of the CEO), with the size of such awards based primarily on the individual performance, expected future contributions of each executive officer, relative pay parity considerations within our company, and competitive market considerations.

Award amounts are premised upon our belief that we should:
•recognize significant company performance with particular focus on our revenue growth, performance milestone achievements and long-term stock price growth;
•conserve our cash resources to support our goal of achieving and maintaining profitability;
•increase alignment of our executive officers’ interests with the long-term interests of our stockholders; and
•encourage our executive officers to behave like owners.

Consistent with our compensation philosophy and objectives described above, an executive officer’s total direct compensation is based upon our company’s overall performance and the performance of that individual executive officer. We do not have a pre-established policy or target for allocating between fixed and variable compensation, which includes short-term cash compensation and long-term equity compensation or among the different types of variable compensation, although the allocation is influenced by the Compensation Committee’s assessment of the compensation practices of the companies in the compensation peer group and our short-term and long-term strategic objectives.

The following graphs depict the allocation of “fixed” and “variable” compensation for our CEO and, on average, the other NEOs during fiscal 2020.

CEO
Compensation
Base Salary
6%
Short-term
Cash Incentives
13%
81%
Long-term
Equity Incentives
95% Variable Pay
Average Other NEO
Compensation
Base Salary
8%
Short-term
Cash Incentives
13%
79%
Long-term
Equity Incentives
92% Variable Pay
Base Salary
Short-Term Cash Incentives
Long-Term Equity Incentives

Base Salary
We provide our executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salaries for our executive officers based in part on its review of the prevailing compensation practices in our compensation peer group and the following factors: the executive officer’s scope of responsibilities, experience, performance and objectives for the year. Consistent with our compensation philosophy, the Compensation Committee generally strives to set the base salaries for each of our executive officers at or below the 50th percentile of our compensation peer group but maintains flexibility as warranted.
On March 5, 2020, the Compensation Committee approved the fiscal 2020 base salaries for our executive officers, including the NEOs. As a group, the NEOs’ base salaries, on average, increased by approximately 10% in fiscal 2020 as compared to fiscal 2019. As discussed above, the CEO’s salary increased by 16% in fiscal 2020 as a result of the Compensation Committee’s assessment of his contribution toward Dexcom’s performance during 2019 and its review of base salaries paid to CEOs of the companies in our compensation peer group CEOs (as recommended by Compensia, the Compensation Committee’s independent consultant) relative to our compensation philosophy, which showed that Mr. Sayer’s base salary was below the median of our peer groups. The other increases were made based on considerations of market data, company performance and individual performance and contribution.

Name	2020 Salary ($)	2019 Salary ($)	Change from 2019
Kevin R. Sayer	800,000	691,150	16%
Quentin S. Blackford	562,823	535,920	5%
Richard B. Doubleday	464,818	414,720	12%
Jacob S. Leach	409,406	356,160	15%
Jeffrey C. Moy	382,156	370,629	3%

2020 Bonus Plan
The Compensation Committee believes that a meaningful portion of the target total cash compensation for each executive officer should be in the form of an annual cash incentive opportunity under our 2020 Bonus Plan, which is intended to motivate our executive officers to achieve the annual financial and operational performance objectives set by our Compensation

Committee that are consistent with and support our annual operating plan. Specifically, our 2020 Bonus Plan is designed to reward our executive officers for the achievement of our short-term financial goals, principally relating to the achievement of revenue and new patient targets, operating expense or income targets (exclusive of non-cash, share-based compensation and other accounting adjustments) as well as operational performance goals. Generally, target performance objectives for our short-term financial goals are developed through our annual financial planning process, during which management and our Compensation Committee assess our operating environment and build projections on anticipated results. Such target performance objectives are then reviewed and approved by the Compensation Committee and set forth in objective terms in our annual cash bonus plan.
For fiscal 2020, our Board of Directors approved the 2020 Bonus Plan with the terms and conditions described below.
Target Annual Cash Bonus Opportunities
For purposes of the 2020 Bonus Plan, our Compensation Committee approved the target annual cash bonus opportunity for our CEO and our other executive officers, including the other NEOs. The target bonus opportunities were maintained at the same levels as in 2019 (as expressed as a percentage of base salary) after reviewing compensation peer group and other market data presented by Compensia. The target annual cash bonus opportunities (expressed as a percentage of base salary) for our NEOs were as follows:

Name	2020 Target Cash Bonus	Change from 2019
Kevin R. Sayer	125%	0%
Quentin S. Blackford	75%	0%
Richard B. Doubleday	75%	0%
Jacob S. Leach	75%	0%
Jeffrey C. Moy	75%	0%
2020 Annual Cash Bonus Design and Performance Measures
In March 2020, in a manner consistent with our past practice, the Compensation Committee selected revenue and addition of new patients as the primary measure to be used to determine annual cash bonuses since they are key indicators of our growth in terms of customers and utilization of our products (the “Revenue/New Patient Component”). In addition, the Compensation Committee selected our EBITDA margin as a second key measure to be used to determine annual cash bonuses to provide incentive to increase our operating income as we continue to work towards achieving and maintaining profitability (the “EBITDA Margin Component”). The EBITDA Margin Component includes our EBITDA as adjusted to exclude (i) purchase accounting related charges, (ii) integration charges, (iii) business consolidation costs, (iv) non-cash interest expense/early debt retirement, (v) significant one-time events, as well as, additional targeted strategic investments related expenses incurred by us and approved by our Board of Directors (as adjusted, the “Adjusted EBITDA Margin”). See Appendix A for the calculation of Adjusted EBITDA. Together, these two metrics comprise 75% of the of the 2020 Bonus Plan. In addition, given the importance of continuing to develop our pipeline and commercialize our products, the Compensation Committee selected operational performance milestones (described below) as a third measure (the “Operational Performance Metrics” and together the “Operational Performance Component”). The weighting of each performance measure for purposes of the 2020 Bonus Plan is set forth in the table below:

Performance Measure Weighting
Component	Revenue/New Patient Component	EBITDA Margin Component	Operational Performance Component
Weighting	55%	20%	25%
Certain Operational Performance Metrics were amended in May 2020 to account for the impact to our business resulting from the COVID-19 pandemic and increased business with doctors practicing telemedicine and a cash pay model. No changes were made to the Revenue/New Patient Component or the EBITDA Margin Component, which together comprise the majority of the 2020 Bonus Plan, reflecting the Compensation Committee’s commitment to requiring robust financial performance for payment under the 2020 Bonus Plan.
Specifically, the Operational Performance Metrics were adjusted in response to certain federal, state and local public health orders and guidance related to the COVID-19 pandemic fundamentally disrupted our ability to conduct in-person clinical trials, an essential feature of our business related to achievement of certain Operational Performance Metrics originally included in the 2020 Bonus Plan. We rely on clinical investigators, including doctors, doctor offices and other clinical sites, to enroll patients in our clinical trials, and other third parties to manage the trials and perform related data collection and analysis. Due to the shelter-in-place and physical distancing requirements due to the COVID-19 pandemic, certain doctor offices and clinics were closed or provided significantly curtailed services, and certain patients were unwilling to visit these offices and clinics, which circumstances reduced, and in certain cases eliminated, access to the patients necessary for the clinical trials. In short, fewer patients were available and the process took longer, and this impacted achievement of certain Operational Performance Metrics originally included in the 2020 Bonus Plan.
Accordingly, certain Operational Performance Metrics were adjusted to reflect the way we were required to operate within the constraints of the shelter-in place and physical distancing requirements due to the COVID-19 pandemic. Our Compensation Committee believes the revised metrics were appropriately calibrated to reflect the impact of the COVID-19 pandemic on how we are able to conduct its in-person clinical trials, thus preserving the incentive and retentive value of the 2020 Bonus Plan at a time when employee engagement and focus are critical, but remain challenging and difficult to achieve without meaningful effort.
In addition, the 2020 Bonus Plan included two “stretch” goals under which any actual annual cash bonus otherwise payable could be increased by an additional 25% if both “stretch” goals were achieved. The two “stretch” goals provide additional incentive to (i) develop our technology and product portfolio and (ii) complete a limited new product launch (above the manufacturing goal in Milestone #4 below).
The maximum amount that could be awarded if we achieved the top end of the Revenue/New Patient Component, the EBITDA Margin Component, each of the milestones in the Operational Performance Component and all of the “stretch” goals would be 195% of an executive officer’s target annual cash bonus opportunity as described below in more detail.
Fiscal 2020 Bonus Plan Formula and Results

Fiscal 2020 Annual Cash Bonus Payout Formula

Revenue/New Patient Component %	+	EBITDA Component %	+	Operational Performance Component %	x	Stretch Goal Multiplier %	=	Annual Cash Bonus %
Under the 2020 Bonus Plan, no portion of the annual cash bonus attributable to the Revenue/New Patient Component was to be paid unless we met a specified minimum revenue target level for fiscal 2020 of $1.675 billion which represents an increase of 13.5% over the revenue of fiscal 2019 or a new patient additions target of 345,500 new patients. Upon achievement of this minimum revenue or new patients target level, each executive officer was to receive an award of 75% of their target annual cash bonus opportunity attributable to the Revenue/New Patient Component. If we achieved $1.750 billion in revenue or 358,000 in new patients in fiscal 2020, each of the officers would receive 100% of their target annual cash bonus opportunity. If we exceeded our fiscal 2020 revenue target level or new patient goal, each of the executive officers was to receive an award at various stepped-up amounts up to $1.925 billion in revenue or 395,000 new patients for a maximum of 175% of their target annual cash bonus opportunity attributable to the Revenue/New Patient Component. The revenue target of $1.750 billion and new patient target of 358,000 for fiscal 2020 were established in accordance with the Company’s expectations in January 2020. These Revenue/New Patient Component targets were increased substantially from our targets last year to account for and incentivize our continued growth and success. Our Compensation Committee believed the 2020 revenue and new patient target to be challenging but achievable, requiring strong performance from each of our executive officers. During fiscal 2020, we overachieved our target revenue goal with $1.927 billion, representing a growth rate of approximately 31%. At these achievement levels, the Revenue/New Patient Component was achieved at a level of 175% by the 2020 Bonus Plan's terms.
Under the 2020 Bonus Plan, no portion of the annual cash bonus attributable to the EBITDA Margin Component was to be paid unless we met a specified EBITDA Margin Component target for fiscal 2020 of at least 21.40% or an increase of at least 340 basis points over the Adjusted EBITDA Margin achieved during fiscal 2019. Upon achievement of this EBITDA Margin Component target level, each executive officer was to receive an award of 75% of their target annual cash bonus opportunity attributable to the EBITDA Margin Component. If we exceeded our target fiscal 2020 EBITDA Margin Component results, each of the executive officers was to receive an award at various stepped-up amounts over an Adjusted EBITDA Margin of 25.00% for a maximum of 175% of their target annual cash bonus opportunity attributable to the EBITDA Margin Component. The Adjusted EBITDA Margin target of at least 21.40% was established at a level that our Compensation Committee believed to be achievable, but would require the Adjusted EBITDA Margin to meaningfully grow, and would require strong performance by each of our executive officers. During fiscal 2020, we exceeded our EBITDA Margin Component target level finishing the year with an Adjusted EBITDA Margin of 26.29%, and accordingly, our executive officers, including the NEOs, received an award of 175% of their target annual cash bonus opportunity attributable to the EBITDA Margin Component. See Appendix A for the calculation of Adjusted EBITDA.

Under the Operational Performance Component, awards were to be paid to our executive officers, including the NEOs, for achieving one or more pre-established corporate performance milestones. Each participant in the 2020 Bonus Plan was eligible to receive an award equal to a certain percentage of their target annual cash bonus opportunity attributable to the Operational Performance Component for our achievement of each of six corporate performance milestones selected by our Compensation Committee for fiscal 2020. These corporate performance milestones were as follows:
(1)Drive new product innovation;
(2)Initiate Type 2 programmatic efforts;
(3)Achieve customer experience goals;
(4)Increase manufacturing capacity;
(5)Advance G7 program; and
(6)Improve product service and reliability.
These corporate performance milestones were designed to directly impact our ability to advance our product portfolio, increase revenue and increase the overall value of the Company in the future. They also required improvement upon past levels of performance, and as such, our Compensation Committee considered them significantly challenging to achieve.
During fiscal 2020, the Compensation Committee determined that we achieved Milestones #2, #3, #4, #5 and #6. Accordingly, our executive officers, including the NEOs, earned 83% of their target annual cash bonus opportunity attributable to the Operational Performance Component.
Finally, during fiscal 2020, we achieved the first “stretch” goal, which required the achievement of certain product development milestones, which enabled our executive officers, including our NEOs, to earn up to 112.5% of the bonus they would otherwise earn in the absence of attainment of the stretch goal. Accordingly, our executive officers, including the NEOs, had their annual cash bonuses increased by 12.50%. We did not achieve the second of our two “stretch” goals.
The following table presents information relating to the various components and potential for maximum achievement under the 2020 Bonus Plan. Target achievement would represent 100% of the weighting of each bonus component.

Bonus Component	Revenue/ New Patient	Operating Results	Performance Milestones	Total
Weighting	55%	20%	25%	100%
Maximum
Maximum Achievement	175%	175%	—%
Stretch Goal Multiplier
Stretch Goal #1 (max of 112.5%)	112.5%	112.5%	112.5%
Stretch Goal #2 (max of 112.5%)	112.5%	112.5%	112.5%
Total Maximum Achievement	120%	44%	31%	195%
The following table presents information relating to the various components and actual achievement under the 2020 Bonus Plan.

Bonus Component	Revenue/ New Patient	Operating Results	Performance Milestones	Total
Actual Achievement	175%	175%	83%
Stretch Goal Multiplier
Stretch Goal #1 (max of 112.5%)	112.5%	112.5%	112.5%
Stretch Goal #2 (max of 112.5%)	Not Met	Not Met	Not Met
Total Actual Achievement	108%	39%	24%	171%

The following table presents information relating to the various components and actual achievement under the 2020 Bonus Plan for each NEO.

Name	Salary ($)	Target 2020 Bonus as a Percent of Salary (%)	Target 2020 Bonus ($)	Actual 2020 Bonus as a Percent of Target Bonus (%)	Individual Multiplier (%)	Actual 2020 Bonus Paid ($)
Kevin R. Sayer	800,000	125%	1,000,000	171%	100%	1,710,001
Quentin S. Blackford	562,823	75%	422,117	171%	115%	830,094
Richard B. Doubleday	464,818	75%	348,614	171%	100%	596,130
Jacob S. Leach	409,406	75%	307,055	171%	100%	525,063
Jeffrey C. Moy	382,156	75%	286,617	171%	100%	490,383

Equity Awards
Because of the direct relationship between the value of our equity awards and the fair market value of our common stock, we believe that granting stock options and/or time- and performance-based RSU awards is the best method of motivating our executive officers in a manner that aligns their interests with our long-term strategic direction and the interests of our stockholders, and helps reduce the possibility that they make business decisions that favor short-term results or individual compensation at the expense of long-term value creation.
In fiscal 2020, the Compensation Committee continued to grant time-based RSU awards (as set forth in the table below) to our executive officers, including our NEOs, in lieu of stock options to better manage the dilution to our common stock, and to conserve the shares of our common stock in our incentive equity pool during another year in which we added significantly to our headcount. Our Board of Directors and the Compensation Committee believe this award structure ensures continued focus on the long-term value of our business, aligns the interests of our executive officers with those of our stockholders and helps to retain highly talented executives. Additionally, for our CEO, we elected to grant 35% (or 13,706 shares) of the CEO’s total annual equity award value (at target) in the form of PSUs that are earned and vest upon achievement of both an operational goal in fiscal 2020 (tied to certain product sales) and modified by a multiplier which is calculated based on the Total Shareholder Return (“TSR”) of Dexcom’s common stock relative to the TSR of the constituents of the Nasdaq Composite Index (“Index”) from January 1, 2020 through December 31, 2022 (“2020 PSU Performance Period”) as well as our CEO's continued employment on the last date of such period. The operational goal was achieved at 132%, resulting in 18,144 shares that will be multiplied by the three-year relative TSR modifier at the end of the 2020 PSU Performance Period (December 31, 2022). The TSR modifier ranges from a minimum of 0% to a maximum of 125% and the total payout under the 2020 PSU award, reflective of the operational goal achievement, ranges from 0% to 165% of the target award. The actual TSR performance will be determined in 2023, and the PSU will be earned and paid out, based on the metrics achieved, at that time, subject to the CEO's continued employment on the last day of the 2020 PSU Performance Period.
In fiscal 2019, the Compensation Committee granted 19,293 shares to our CEO (at target) in the form of PSUs that are earned and vest upon achievement of both an operational goal in 2019 (tied to certain product sales) and our three-year relative TSR performance versus the Index from January 1, 2019 through December 31, 2021 (“2019 PSU Performance Period”) the three-year period following the date of grant, as well as our CEO's continued employment on the last date of such period. The operational goal was achieved at approximately 160%, resulting in 30,869 shares that will be multiplied by the three-year relative TSR modifier at the end of the 2019 PSU Performance Period (December 31, 2021). The three-year TSR performance metric will act as a modifier with a minimum target of 0% and a maximum of 125%. The actual TSR performance will be determined in 2022, and the PSU will be earned and paid out, based on the metrics achieved, at that time, subject to the CEO’s continued employment on the last day of such period and certification by our Compensation Committee.
On January 8, 2021, the Compensation Committee certified the performance achieved for the period ended December 31, 2020 and approved shares with respect to the PSU granted to our CEO in fiscal 2018, which were eligible to be earned and vest upon achievement of both an operational goal in 2018 (tied to certain product sales) and our three-year relative TSR performance versus the Index during from January 1, 2018 through December 31, 2020 (“2018 PSU Performance Period”), as set forth in the table below.

NEO	Target Award (#)	Operational Goal Achieved (%)	Actual Award (#)
Kevin R. Sayer	43,370	140%	86,740

The product sales goals applicable to the PSUs, which are different from the 2020 Bonus Plan performance measures, pertain to confidential company development and business plans, the disclosure of which in any additional granularity would result in competitive harm to the company. The Board believed that this goal would require a high level of executive officer performance in order to be achieved. Likewise, the product sales goals applicable to the PSUs has increased and become more challenging to achieve each year that the Company has granted the PSUs.
The Compensation Committee grants equity awards to our executive officers based upon prior performance, the importance of retaining their services and with the goal of providing each executive officer with an incentive to manage from the perspective of an owner with an equity stake in the business to help us attain our long-term goals. The Compensation Committee also regards equity awards as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. The Compensation Committee considers the number and value of vested and unvested equity awards currently held by our executive officers in determining the need for, and size of, additional awards. Typically, we grant equity awards to our executive officers annually in conjunction with the release of our fiscal year-end earnings results.
With respect to our NEOs, the following table illustrates the change in the size and value of our annual equity awards to our NEOs between fiscal 2019 and fiscal 2020:

	Fiscal 2020 Equity Awards			Fiscal 2019 Equity Awards
Name	Shares (#)		Grant Date Value ($)	Shares (#)		Grant Date Value ($)	2020/2019 % decrease in shares	2020/2019 % increase in value
Kevin R. Sayer	39,159	(2)	11,178,402	55,122	(1)	8,186,558	(29)%	37%
Quentin S. Blackford	12,727		3,647,036	18,432		2,640,181	(31)%	38%
Richard B. Doubleday	11,748		3,366,495	16,365		2,344,106	(28)%	44%
Jacob S. Leach	11,748		3,366,495	14,987		2,146,738	(22)%	57%
Jeffrey C. Moy	8,811		2,524,871	11,714		1,677,913	(25)%	50%
(1)Includes 19,293 shares subject to Mr. Sayer’s PSU award and 35,829 shares subject to his time-based RSU award.
(2)Includes 13,706 shares subject to Mr. Sayer’s PSU award and 25,453 shares subject to his time-based RSU award.
On average, including our CEO, the equity awards granted to our NEOs in fiscal 2020 decreased 27% in terms of the aggregate number of shares of our common stock subject to the awards and increased 45% in terms of grant date fair value compared to the equity awards granted to such NEOs in fiscal 2019.
Overall, the Compensation Committee considers the management of our aggregate dilution in fiscal 2020 both with respect to our NEOs and our overall company budget and the need to maintain market competitive awards and reward performance when granting equity awards.
With respect to our executive officers, initial RSU awards provided at the time of hire typically vest over a four-year period in four equal annual installments. Subsequent RSU awards granted to our executive officers vest over three years in equal annual installments from the date of grant. The RSU awards granted to the NEOs in fiscal 2020 were all granted with that three -year vesting schedule. For PSUs granted to our CEO in fiscal 2020, the PSUs vest upon achievement of both the operational goal during the first year of the grant and goals tied to our three-year relative TSR performance versus the Index during the years 2020-2022, as well as our CEOs continued employment, with the amount earned to be determined and settled at the end of the full 3-year performance period. For additional details regarding the PSU, please see the discussion above earlier in this section titled “Equity Awards.”
Health and Welfare Benefits
Except for certain severance and change in control agreements and the eligibility to participate in our executive non-qualified deferred compensation plan, each as described below, our executive officers are not entitled to any benefits that are not otherwise available to all of our employees. In addition, we do not provide pension arrangements, or maintain non-qualified defined benefit plans, post-retirement health coverage (aside from COBRA benefits), or similar benefits for our executive officers. Our health and insurance plans are the same for all employees.
Perquisites and Other Personal Benefits
We limit the perquisites and other personal benefits that we make available to our executive officers in an effort to conserve our financial resources.

Post-Employment Compensation
In December 2008, the Compensation Committee approved a form of Amended and Restated Executive Change in Control and Severance Agreement, and in June 2017, the Board of Directors adopted a Severance and Change in Control Plan and the form of Participation Agreement (collectively, the “Severance & Change in Control Agreements”) that was available for our CEO and other executive officers, including our other NEOs. The Severance & Change in Control Agreements are designed to facilitate our ability to attract and retain our executive officers as we compete for talent in a market where such protections are commonly offered. Further, these agreements enable us to avoid the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.
The post-employment payments and benefits described below are designed to ease an executive officer’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs, as well as a termination of employment following a change in control of our Company. The material terms of our Severance & Change in Control agreements were determined following an analysis of the post-employment compensation arrangements with other similar companies. Our Severance & Change in Control agreements encourage our executive officers to remain focused on our business in the event of rumored or actual fundamental corporate changes. Please see the section entitled “Employment, Severance and Change in Control Arrangements” below for additional detail on the terms of our Severance & Change in Control Agreements.
We believe the structure of the Severance & Change in Control Agreements protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change in control, our executive officers could be less motivated to pursue a potential acquisition or continue working for us during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for us and our stockholders.
The amounts payable upon a NEO’s termination of employment or upon a change in control of our Company have been calculated on an estimated basis and are set forth in the section entitled “Employment, Severance and Change in Control Arrangements” below.

Executive Officer Transitions and Agreements
Effective January 1, 2021, Mr. Moy ceased employment as our Executive Vice President of Operations. In connection with this transition and pursuant to the terms of his retention incentive agreement with us dated April 28, 2020, Mr. Moy entered into a general release of claims in our favor and in exchange he received 12 months of his base salary and 18 months of time-based vesting acceleration of his equity awards. In addition, because Mr. Moy remained employed through December 31, 2020, he was entitled to payment of his annual incentive bonus, to the extent earned, payable at the same time annual bonus payments are made to our other officers. Please see Employment, Severance and Change in Control Arrangements below for a detailed discussion of the compensation provided to Mr. Moy.
Effective March 31, 2021, following a period of part-time employment from January 1, 2021, Mr. Doubleday will retire from his position as our Executive Vice President and Chief Commercial Officer. Mr. Doubleday intends to continue to provide consulting services to us pursuant to a transition and consulting agreement with us dated December 10, 2020 until the expected end date of March 31, 2022. Mr. Doubleday will be eligible for his bonus payment for the fiscal year ended 2020 in accordance with our 2020 Management Bonus Plan, but will not be eligible to receive any cash bonus payment under our 2021 Management Bonus Plan. Mr. Doubleday has agreed to a non-compete covenant that will apply during the time he provides consulting services to us under the transition and consulting agreement. Mr. Doubleday’s restricted stock units that would have vested from December 31, 2020 through March 31, 2022, the expected end date of his consulting services, accelerated and vested on December 31, 2020, and in exchange he entered into a general release of all claims in our favor, and waived any severance or equity acceleration benefits outside of a change in control of Dexcom as of December 31, 2020 and any severance or equity acceleration benefits in the event of a qualifying termination in connection with a change in control of Dexcom following March 31, 2021. All of Mr. Doubleday’s restricted stock units that remain outstanding and unvested after giving effect to the acceleration will automatically terminate and be forfeited on April 1, 2021, and Mr. Doubleday will not be eligible for any additional equity awards while providing services to us pursuant to the transition and consulting agreement.

Stock Ownership Guidelines and CEO Holding Requirement
We grant stock options and RSU awards with the intent of aligning the interests of our employees, including our executive officers, with the interests of our stockholders. In fiscal 2019, our Board of Directors updated the stock ownership guidelines that require our executive officers to retain ownership of a material amount of our common stock within three years of becoming an executive officer. Under these guidelines, each of our executive officers is required to own shares of our common stock with an aggregate market value equal to three times his or her current base salary. Ownership levels are determined by including shares of common stock acquired through open market or Employee Stock Purchase Plan purchases, shares vested and unvested pursuant to RSU awards, as well as the “in-the-money” value of vested stock options. Notwithstanding the foregoing, executive officers may sell enough shares to cover their income tax liability on vested equity awards.
As of March 31, 2021, all of our NEOs who have served three years or more as executive officers were in compliance with these stock ownership guidelines. Executive officers are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.
In addition, our CEO is required to retain all shares received as a result of the exercise or settlement of any stock option or time-based RSU granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than twelve months from the date of such exercise or settlement. Notwithstanding the foregoing, the CEO may sell shares that are held for less than twelve months to cover any tax payments relating to such equity awards that the CEO is required to make. In addition, the Compensation Committee may waive the twelve-month requirement for sales made by the CEO in response to a financial, medical or other personal emergency. This holding requirement further aligns our CEO’s interests with the long-term interests of our stockholders and is in addition to the requirement for the CEO and other NEOs to maintain stock ownership equal to three times his or her annual salary.

Anti-Hedging
Our Insider Trading Policy, among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of our common stock. In addition, it also prohibits our employees, including our executive officers and the non-employee members of our Board of Directors from engaging in acquiring, selling, or trading in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”). We do not allow employees to hedge our equity securities pursuant to this policy. For additional information, see “Corporate Governance - Anti-Hedging.”

Compensation Recovery (“Clawback”) Policy
Our compensation recovery (“clawback”) policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board of Directors to have materially contributed to a restatement of our Company’s financial results.

Tax and Accounting Considerations
Tax Deduction Limitation
Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount that we may deduct from our federal income taxes for remuneration paid certain executives to $1 million dollars per executive officer per year. Until recently, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of Section 162(m). The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that have not been subsequently materially modified. We believe that compensation expense incurred in respect of our stock options granted prior to November 2, 2017 may continue to be deductible pursuant to this transition rule. However, because of uncertainties in the interpretation and implementation of the changes to 162(m), including the scope of the transition relief, we can offer no assurance of such deductibility. While the Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, however it believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. Instead, the Compensation Committee intends to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders.
Accounting Considerations
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Dexcom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Bridgette P. Heller (Chair)*
Steven R. Altman
Karen Dahut**
Barbara Kahn**
*Committee Chair since March 1, 2021
**Committee Member since March 1, 2021

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table
The following table presents compensation information for each of the three years ended December 31, 2020, 2019 and 2018, awarded to, earned by or paid to our CEO, our CFO, and each of our three other most highly compensated executive officers. We refer to these executive officers as our named executive officers (“NEO”) elsewhere in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(6)	Total ($)
Kevin R. Sayer Chairman, President & Chief Executive Officer	2020	800,000	—	11,178,402	(3)	1,710,001	115,753	13,804,156
	2019	691,150	—	8,186,558	(4)	1,382,300	19,365	10,279,373
	2018	600,875	—	7,668,726	(5)	1,262,100	22,422	9,554,123
Quentin S. Blackford Chief Operating Officer and Chief Financial Officer	2020	562,823	—	3,647,036		830,094	88,568	5,128,521
	2019	516,780	—	2,640,181		620,136	29,799	3,806,896
	2018	463,500	—	2,317,820		584,010	26,313	3,391,643
Richard B. Doubleday EVP, Chief Commercial Officer	2020	464,818	—	4,716,479		596,130	75,915	5,853,342
	2019	414,720	—	2,344,106		497,664	17,694	3,274,184
	2018	383,724	—	2,317,820		483,492	22,422	3,207,458
Jacob S. Leach EVP, Chief Technology Officer	2020	409,406	—	3,366,495		525,063	69,618	4,370,582
Jeffrey C. Moy EVP, Operations	2020	382,156	—	6,554,241		490,383	51,773	7,478,553
(1)These amounts reflect the grant date fair value of stock awards granted during 2018, 2019 and 2020 computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on February 11, 2021. Mr. Doubleday's 2020 amount includes $1,349,984, the aggregate incremental fair value attributable to modification with respect to accelerated vesting of portions of his 2018, 2019 and 2020 RSUs pursuant to the terms of his transition and consulting agreement with us dated December 10, 2020. The incremental fair value of the modified RSUs is calculated in accordance with FASB ASC Topic 718 as of the modification date of December 10, 2020. Mr. Moy's 2020 amount includes $4,029,370, the aggregate incremental fair value attributable to modification with respect to accelerated vesting of portions of his 2018, 2019 and 2020 RSUs pursuant to the terms of his retention incentive agreement with us dated April 2020. The incremental fair value of the modified RSUs is calculated in accordance with FASB ASC Topic 718 as of the modification date of April 28, 2020.
(2)Pursuant to applicable SEC rules, the annual cash bonuses, earned under the 2020 Bonus Plan, by our NEOs are set forth under the caption “Non-Equity Incentive Plan Compensation.” Other bonuses, such as sign-on bonuses and other discretionary bonuses, are listed separately under the caption “Bonus.” A description of amounts earned under the 2020 Bonus Plan are described in the section above entitled “Compensation Discussion and Analysis—Fiscal 2020 Compensation—Elements—2020 Bonus Plan.” Amounts reflect amounts actually paid.
(3)The amount reported for the PSU award in the table above is based on the target number of shares subject to the award. If the PSU award was instead valued based on the maximum outcome of the applicable performance condition, the total amount for the PSU award reported in this column would increase to $8,586,782 and the value of all stock awards granted to Mr. Sayer in 2020 would increase to $15,471,793.
(4)The amount reported for the PSU award in the table above is based on the target number of shares subject to the award. If the PSU award was instead valued based on the maximum outcome of the applicable performance condition, the total amount for the PSU award reported in this column would increase to $6,108,897 and the value of all stock awards granted to Mr. Sayer in 2019 would increase to $11,241,007.
(5)The amount reported for the PSU award in the table above is based on the target number of shares subject to the award. If the PSU award was instead valued based on the maximum outcome of the applicable performance condition, the total amount for the PSU award reported in this column would increase to $5,639,835 and the value of all stock awards granted to Mr. Sayer in 2018 would increase to $10,488,644.
(6)Amounts representing All Other Compensation for the fiscal year ended 2020 are detailed within the table below:

	Vacation Payout ($)(1)	Company Paid Health Insurance Premium Costs ($)	Other ($)(2)	Total All Other Compensation ($)
Kevin R. Sayer	101,010	14,234	509	115,753
Quentin S. Blackford	61,835	20,525	6,208	88,568
Richard B. Doubleday	63,801	11,305	809	75,915
Jacob S. Leach	49,085	14,234	6,299	69,618
Jeffrey C. Moy	30,811	14,765	6,197	51,773
(1)These amounts represent accrued Paid Time Off (PTO) paid upon implementation of our unlimited PTO policy during 2020.
(2)These amounts represent premiums paid to various employee life insurance policies as well as matching contributions on the NEO's behalf under our 401(k) Plan and miscellaneous other amounts.

Grants of Plan-Based Awards
The following table provides information with regard to potential cash bonuses paid or payable in 2020 under our 2020 Bonus Plan and our A&R 2015 EIP with regard to each equity award granted to each named executive officer during fiscal 2020.

			Estimated Possible Payouts Under 2020 Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of RSUs Granted		Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Grant Approval Date	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)		($)
Kevin R. Sayer
2020 Bonus Plan Award			—	1,000,000	1,950,000	—	—	—	—		—
2020 PSUs	3/8/2020	3/5/2020	—	—	—	5,482	13,706	27,412	—		4,293,391
2020 RSUs	3/8/2020	3/5/2020	—	—	—	—	—	—	25,453	(5)	6,885,011
											11,178,402
Quentin S. Blackford
2020 Bonus Plan Award			—	422,117	823,129	—	—	—	—		—
2020 RSUs	3/8/2020	3/5/2020	—	—	—	—	—	—	12,727	(5)	3,647,036

Richard B. Doubleday
2020 Bonus Plan Award			—	348,614	679,796	—	—	—	—		—
2020 RSUs	3/8/2020	3/5/2020	—	—	—	—	—	—	11,748	(5)	3,366,495
2020 RSUs	12/10/2020	12/10/2020							22,432	(6)	1,349,984
											4,716,479
Jacob S. Leach
2020 Bonus Plan Award			—	307,055	598,756	—	—	—	—		—
2020 RSUs	3/8/2020	3/5/2020	—	—	—	—	—	—	11,748	(5)	3,366,495

Jeffrey C. Moy
2020 Bonus Plan Award			—	286,617	558,903	—	—	—	—		—
2020 RSUs	3/8/2020	3/5/2020	—	—	—	—	—	—	8,811	(5)	2,524,871
2020 RSUs	4/28/2020	4/28/2020							23,714	(7)	4,029,370
											6,554,241
(1)Represents threshold, target and maximum potential payments under the 2020 Non-Equity Incentive Plan Awards (also referred to as the 2020 Bonus Plan) described in the section above entitled “Compensation Discussion and Analysis—Fiscal 2020 Compensation Elements—2020 Management Bonus Plan.”

(2)The threshold payout amounts under the 2020 Non-Equity Incentive Plan are zero because if one or more of the three performance measure targets selected by the Compensation Committee are not met, no payment would be due.
(3)These PSUs were granted pursuant to our A&R 2015 EIP and are earned and vest upon achievement of both an operational goal in 2020 (tied to certain product sales) and our three-year relative TSR performance versus the Nasdaq Composite Index from January 1, 2020 through December 31, 2022 Performance Period as well as our CEO's continued employment on the last date of such period. If minimum operational and TSR goals are not achieved, no shares will vest. The “Threshold” column reflects the number of PSUs that will be earned if the minimum operational and TSR goals are achieved. The “Target” column reflects the number of PSUs that will be earned if both the operating and TSR goals are achieved at target levels, and the “Maximum” column reflects the maximum number of PSUs that could be earned if the highest level of performance is achieved. The TSR modifier ranges from a minimum of 0% to a maximum of 125% and the total payout under the 2020 PSU award ranges from 0% to 200% of the target award. The operational goal for fiscal 2020 was achieved at 132%, resulting in 18,144 shares that will be multiplied by the three-year relative TSR modifier at the end of the Performance Period, for a maximum payout of 22,680 shares. The actual TSR performance will be determined in 2023, and the PSU will be earned and paid out, based on the metrics achieved, at that time.
(4)These amounts reflect the grant date fair value of the PSUs and RSUs granted during 2020 computed in accordance with ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on February 11, 2021.
(5)These RSUs awards were granted under our A&R 2015 EIP and vest over three years in equal annual installments from the date of grant.
(6)This grant represents the incremental fair value attributable to modification with respect to accelerated vesting of portions of 2018, 2019 and 2020 RSUs in connection with Mr. Doubleday’s transition and consulting agreement with us dated December 10, 2020. The grant date fair value of these modified awards is equal to the incremental fair value of the modified awards, calculated in accordance with FASB ASC Topic 718.
(7)This grant represents the incremental fair value attributable to modification with respect to accelerated vesting of portions of 2018, 2019 and 2020 RSUs in connection with Mr. Moy's retention incentive agreement with us dated April 2020. The grant date fair value of these modified awards is equal to the incremental fair value of the modified awards, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2020
The following table provides information regarding unvested stock awards held by each named executive officer as of December 31, 2020.

Name	Grant Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(1)
Kevin R. Sayer	3/8/2018	13,424	(2)	4,963,121	—		—
	3/8/2018	—		—	86,740	(3)	32,069,513
	3/8/2019	17,915	(2)	6,623,534	—		—
	3/8/2019	—		—	38,586	(4)	14,266,016
	3/8/2020	25,453	(7)	9,410,483	—		—
	3/8/2020	—		—	27,412	(5)	10,134,765
		56,792		20,997,138	152,738		56,470,294

Quentin S. Blackford	9/7/2017	15,590	(6)	5,763,935	—		—
	3/8/2018	6,417	(2)	2,372,493	—		—
	3/8/2019	9,216	(2)	3,407,340	—		—
	3/8/2020	12,727	(7)	4,705,426
		43,950		16,249,194	—		—

Richard B. Doubleday	3/8/2020	3,916	(8)	1,447,824	—		—
		3,916		1,447,824	—		—

Jacob S. Leach	3/8/2018	5,016	(2)	1,854,516	—		—
	3/8/2019	7,494	(2)	2,770,682	—		—
	3/8/2020	11,748	(7)	4,343,471	—		—
		24,258		8,968,669	—		—
(1)The market value of unvested equity awards as of December 31, 2020 is calculated by multiplying the number of shares subject to such awards by the closing price of our common stock on December 31, 2020, which was $369.72.
(2)The total RSUs granted vest over a 36-month period from the date of grant as follows: 33% shall vest twelve months from the grant date, and the remaining balance shall vest in four equal installments every six months thereafter.
(3)Number of shares earned and certified by our Compensation Committee on January 8, 2021. The number of PSUs earned is based on the operational goal and is modified by a multiplier resulting from Dexcom's relative TSR for the three-year period ending December 31, 2020 versus the Nasdaq Composite Index and vested on January 8, 2021.
(4)Number of shares based on achievement of maximum goals. The 2019 operational goal for these PSUs was achieved at maximum. The number of PSUs achieved based on the operational goal, will be modified by a multiplier resulting from Dexcom's relative TSR for the three-year period ending December 31, 2021 versus the Nasdaq Composite Index, and the resulting earned portion of these PSUs will vest following the conclusion of the three-year performance period and certification by our Compensation Committee.
(5)Number of shares based on achievement of maximum goals. The 2020 operating goal for these PSUs was achieved between target and maximum goals. The number of PSUs achieved based on the operational goal, will be modified by a multiplier resulting from Dexcom's relative TSR for the three-year period ending December 31, 2022 versus the Nasdaq Composite Index, and the resulting earned portion of these PSUs will vest following the conclusion of the three-year performance period and certification by our Compensation Committee.
(6)The total RSUs granted vest over a four-year period in four equal annual installments from the date of grant.
(7)The total RSUs granted vest over three years in equal annual installments from the date of grant.
(8)All of Mr. Doubleday’s restricted stock units that remain outstanding and unvested will automatically terminate and be forfeited on April 1, 2021 pursuant to his transition and consulting agreement with us dated December 10, 2020. Please see “Executive Officer Transitions and Agreements” above in the Section titled “Executive Compensation” for a detailed discussion of this agreement.

2020 Option Awards Exercises and Stock Vested
The following table shows option awards exercised by our named executive officers in fiscal 2020 as well as stock awards that vested during fiscal 2020.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin R. Sayer	—	—	58,309	18,875,061
Quentin S. Blackford	—	—	37,640	13,586,941
Richard B. Doubleday	—	—	48,033	16,495,081	(1)
Jacob S. Leach	11,458	3,279,509	21,380	6,965,593
Jeffrey C. Moy	—	—	36,282	12,451,333	(2)

(1)Includes accelerated vesting of portions of 2018, 2019 and 2020 RSUs in connection with Mr. Doubleday’s transition and consulting agreement with us dated December 10, 2020.
(2)Includes accelerated represents accelerated vesting of portions of 2018, 2019 and 2020 RSUs in connection with Mr. Moy's retention incentive agreement with us dated April 28, 2020.

Executive Nonqualified Deferred Compensation Plan
On May 31, 2019, our board of directors adopted an executive deferred compensation plan, with an effective date of April 1, 2019.
The executive deferred compensation plan is a non-qualified deferred compensation plan that allows eligible executives, including each of our NEOs, to defer receipt of taxable income and thereby defer income taxes and assist in saving for retirement. Under the executive deferred compensation plan each eligible executive is permitted to elect to defer receipt of a portion (up to 75%) of such executive’s base salary and up to 100% of such executive’s annual cash bonus. Dollar amounts that are deferred are credited to an executive’s plan account and are notionally invested in investments selected by such executive from among those the plan administrator offers, and the account is credited with the gains or losses from such investment. Additionally, we reserve the right to make discretionary or matching credits to such accounts, in our sole discretion, and if made, such credits would be subject to vesting conditions determined by the plan administrator. The plan is “unfunded,” which means there are no specific assets set aside by us in connection with the plan. Upon the executive’s separation from us, the amount in such executive’s account is paid either in a single lump sum or in equal annual installments over a period of up to ten years, based on the payment election made by the executive at the time the payment was initially deferred. None of our NEOs participated in the executive deferred compensation plan in fiscal year 2020.

Employment, Severance and Change in Control Arrangements
On June 1, 2017, our Board of Directors adopted a new Severance and Change in Control Plan, including a form of Participation Agreement (collectively, the “New Severance & Change in Control Plan”). Our Board adopted this New Severance & Change in Control Plan after considering market data and to harmonize certain severance and change in control provisions across our executive officers. Mr. Doubleday and Mr. Moy are no longer employees and are no longer subject to the Change in Control plans and policies described here.
Under the terms of the New Severance & Change in Control Plan, each of Messrs. Sayer, Blackford and Leach are eligible to receive certain severance benefits if his employment is terminated involuntarily, other than due to Cause, death or Disability (as those terms are defined in the New Severance & Change in Control Plan), or if he resigns his employment for Good Reason (as defined in a Participation Agreement for such executive) (a “Qualifying Termination”) within twelve months following a Change in Control (or during the three months prior to a Change in Control assuming execution of a definitive agreement for such Change in Control) (such periods of time the “Change in Control Period”) or outside of the Change in Control Period, provided, that, a resignation for Good Reason is not a Qualifying Termination outside of the Change of Control Period and if a definition of Good Reason does not exist in such Participation Agreement for such Participating Executive, then no payment for Good Reason shall be made.

Outside of Change in Control Period. Under the terms of the New Severance & Change in Control Plan, upon a Qualifying Termination other than during a Change in Control Period, the executive will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to twelve months of the executive’s base salary at the rate in effect when the Qualifying Termination occurred, (2) a pro-rata portion of the executive’s annual bonus that we determine was actually earned at the conclusion of the bonus performance period (determined based on the number of days the executive is employed during the bonus performance period) and (3) if executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his employment, then we will pay the executive’s monthly premium under COBRA until the earliest of (A) twelve months (or 18 months for Mr. Sayer), (B) the date when the executive receives similar coverage with a new employer or (C) the expiration of the executive’s continuation coverage under COBRA (or cash payment in lieu of payment of COBRA premiums under the same terms).
During Change in Control Period. Under the terms of the New Severance & Change in Control Plan, upon a Qualifying Termination during a Change in Control Period, the executive will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to twelve months of the executive’s base salary (or 18 months for Mr. Sayer) at the rate in effect when the Qualifying Termination occurred (or immediately prior to a reduction in the base salary that gave rise to termination for Good Reason) or when the Change in Control occurred, whichever is greater, (2) the greater of (A) the pro-rata portion of the executive’s annual bonus that we determine was actually earned at the conclusion of the bonus performance period (determined based on the number of days the executive is employed during the bonus performance period) and (B) 100% of the executive’s “target” annual bonus at the rate in effect when the Qualifying Termination occurred, (3) if executive elects to continue his health insurance coverage under the COBRA following the termination of his employment, then we will pay the executive’s monthly premium under COBRA until the earliest of (A) twelve months (or 18 months for Mr. Sayer), (B) the date when the executive receives similar coverage with a new employer or (C) the expiration of the executive’s continuation coverage under COBRA (or shall make cash payment in lieu of payment of COBRA premiums under the same terms), and (4) (A) all equity awards, including but not limited to stock options, stock bonus awards, restricted stock, RSUs or stock appreciation rights, but other than performance-based equity awards, shall become fully vested as of the date of the Qualifying Termination and (B) all of the executive’s equity awards that would vest only upon satisfaction of performance criteria (“performance awards”) shall vest in accordance with the terms set forth in the applicable agreement.
Under the New Severance & Change in Control Plan, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims.
We also previously entered into Executive Change in Control and Severance Agreements with Messrs. Sayer, Doubleday and Leach (the “Prior Severance & Change in Control Agreements”), and these executives may elect for their terms to continue to apply.
Under the Prior Severance & Change in Control Agreements, in the event of a change in control while the executive is employed by us, or in the event that the executive is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change in control transaction, or (ii) the execution of a definitive agreement with respect to a change in control transaction, and ends (2) on the date such change in control becomes effective, the vesting of all of the shares subject to all options and RSUs held by the executive granted prior to the date of the Prior Severance & Change in Control Agreements and any other stock awards that the Board of Directors determines should be subject to such agreement will be accelerated in full. The Prior Severance & Change in Control Agreements also provide that, in the event we terminate the executive without cause or the executive resigns due to a constructive termination, the executive will receive a lump sum payment equal to twelve months salary as severance and twelve months of vesting acceleration of all of the shares subject to all options and RSUs held by the executive prior to the date of the Prior Severance & Change in Control Agreements and any other stock awards that the Board of Directors determines should be subject to such agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims.
The New Severance & Change in Control Plan and the Prior Severance & Change in Control Agreements, as applicable, represent the complete and exclusive statement of agreement between the executives and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the executives with respect to vesting acceleration or severance. The acceleration provisions of Mr. Sayers's PSU granted in 2020 and 2019 are described separately below.
In September 2019, we clarified that for executive officers above the level of vice president who entered into a Prior Severance & Change in Control Agreement between 2008 and April 2017, which includes each of Messrs. Sayer and Leach (i) all equity grants (excluding Mr. Sayer’s PSUs, which are discussed separately below) made prior to December 6, 2018 to such executive officers, are eligible for the treatment upon a change in control provided under the Prior Severance & Change in Control Agreement or under the New Severance & Change in Control Plan, if elected by the executive officer pursuant to the terms of the New Severance & Change in Control Plan and (ii) all equity grants (excluding Mr. Sayer’s PSUs, which are discussed separately below) made on or after December 6, 2018 to such executive officers are not eligible for the treatment upon a change in control provided under the Prior Severance & Change in Control Agreement. In addition, we clarified that such executive officers remain eligible for the severance and partial acceleration of all then-outstanding equity awards in the event of such officer’s termination without cause or the executive resigns due to a constructive termination under the Prior Severance & Change in Control Agreement, including if elected by the executive officer pursuant to the terms of the New Severance & Change in Control Plan.
Mr. Sayer’s PSUs granted in March 2018, March 2019 and March 2020 provide that in the event a change in control occurs while the performance periods are on-going, the corporate operational goal will be deemed achieved at the target level (if the operational performance period has not already been completed) and the TSR goal will be calculated as of the change in control. In the event a change in control occurs after the operational performance period but before the end of the overall performance period, the corporate operational goal will be deemed achieved at the actual achievement level and the TSR goal will be calculated as of the change in control. The resulting number of PSUs will vest over a time-based vesting schedule that corresponds with the PSU’s three-year performance period. Such resulting March 2019 and March 2020 time-vesting PSUs will be eligible for the accelerated vesting provisions in the event of certain terminations in connection with a change in control under New Severance & Change in Control Plan. In addition, the CEO’s March 2019 and March 2020 PSUs will be eligible for acceleration as to one-third of the vesting provisions based on the number of PSUs deemed achieved at the target level (if the operational performance period has not already been completed) in the event of certain terminations outside of a change in control under the Prior Severance & Change in Control Agreement.
Messrs. Sayer and Leach have the option to select between the New Severance & Change in Control Plan or the Prior Severance & Change in Control Agreement as they commenced employment prior to December 2016. Mr. Blackford is subject to only the New Severance & Change in Control Plan.
In April 2020, we entered into a retention incentive agreement with Mr. Moy to encourage him to remain employed with us through the end of calendar year 2020 and to support certain product launches. The material terms of Mr. Moy’s retention incentive agreement were determined to be reasonable, following an analysis of the critical nature of his role and his intended contributions to Dexcom during 2020.
Under the terms of the retention incentive agreement, upon certain protected terminations of Mr. Moy’s employment prior to December 31, 2020, he was entitled to the following severance benefits: (1) a lump sum cash severance payment equal to 12 months of his base salary, and (2) 18 months of acceleration of the time-based vesting applicable to his outstanding DexCom equity awards. In addition, provided Mr. Moy remained employed through December 31, 2020, he was entitled to payment of his annual incentive bonus, to the extent earned but unpaid as of the date of termination, payable at the same time annual bonus payments are made to our other officers. Mr. Moy is not entitled to receive any new restricted stock or equity grants after December 31, 2020. Mr. Moy's employment terminated on December 31, 2020 and he received the foregoing cash severance and acceleration benefits in lieu of those provided under his Amended and Restated Executive Change of Control and Severance Agreement with Dexcom dated December 17, 2008.

The following table illustrates the potential payments and benefits our NEOs would be entitled to upon termination of employment or a Change in Control ("CIC”) under each situation listed below. The potential payments assume that the termination and/or termination resulting from a CIC occurred on December 31, 2020, and, where applicable, use the closing price of our Common Stock of $369.72 on December 31, 2020. The table is merely an illustrative example of the impact of a hypothetical termination of employment or change in control and qualifying termination. The amounts that would actually be paid upon a termination of employment can only be determined at the time of such termination, based on the facts and circumstances then prevailing. In the case of Mr. Moy, this table reflects amounts actually paid upon their terminations of service.

	Cash Severance ($)		Non-Equity Incentive Pay ($)		PSUs ($)		RSUs ($)		Continuation of Medical Benefits ($)(10)	Total ($)
Kevin R. Sayer
Termination Reason:
Termination without Cause or for Good Reason	800,000	(1)	—		13,524,476	(5)	12,515,761	(7)	—	26,840,237
CIC (Single Trigger)	—		—		28,065,445	(6)	4,963,121	(9)	—	33,028,566
CIC or Qualifying Termination (Double Trigger)	1,200,000	(3)	1,710,001	(4)	50,050,582	(6)	20,997,138	(8)	36,524	73,994,245
Quentin S. Blackford
Termination Reason:
Termination without Cause or for Good Reason	562,823	(2)	830,094	(4)	—		—		—	1,392,917
CIC (Single Trigger)	—		—		—		5,763,935	(11)	—	5,763,935
CIC or Qualifying Termination (Double Trigger)	562,823	(2)	830,094	(4)	—		16,249,194	(9)	30,197	17,672,308
Richard B. Doubleday (11)
Termination Reason:
Termination without Cause or for Good Reason	—		—		—		—		—	—
CIC (Single Trigger)	—		—		—		—		—	—
CIC or Qualifying Termination (Double Trigger)	464,818	(2)	596,130	(4)	—		1,447,824	(8)	19,413	2,528,185
Termination Amount (12)	—		—		—		8,137,657		—	8,137,657
Jacob S. Leach
Termination Reason:
Termination without Cause or for Good Reason	409,406	(1)	—		—		5,149,460	(7)	—	5,558,866
CIC (Single Trigger)	—		—		—		1,854,516	(9)	—	1,854,516
CIC or Qualifying Termination (Double Trigger)	409,406	(2)	525,063	(4)	—		8,968,668	(8)	24,350	9,927,487
Jeffrey C. Moy
Termination Reason:
Termination without Cause or for Good Reason	—		—		—		—		—	—
CIC (Single Trigger)	—		—		—		—		—	—
CIC or Qualifying Termination (Double Trigger)	—		—		—		—		—	—
Termination Amount (13)	382,156		490,383		—		8,849,847		—	9,722,386
(1)Represents twelve months of base salary under the terms of the Prior Severance & Change in Control Agreements.
(2)Represents twelve months of base salary under the terms of the New Severance & Change in Control Plan.
(3)Represents 18 months of base salary under the terms of the New Severance & Change in Control Plan.
(4)Represents bonus payout under the 2020 Bonus Plan under the terms of the New Severance & Change in Control Plan, as described above.

(5)Represents one-third of the value, based on the closing price of our common stock on December 31, 2020 of $369.72, of accelerated vesting of Mr. Sayer’s outstanding March 2018 PSU, March 2019 PSU, and March 2020 PSU awards based on actual achievement of the operational goal multiplied by the “target level” TSR Performance Modifier of 100%.
(6)Represents the value, based on the closing price of our common stock on December 31, 2020 of $369.72, of accelerated vesting of Mr. Sayer’s outstanding March 2018 PSU, March 2019 PSU and March 2020 awards based on actual achievement of the operational goal multiplied by the TSR Performance Modifier calculated as of December 31, 2020 under the terms of the PSUs and the New Severance & Change in Control Plan.
(7)Represents the value of twelve months of accelerated vesting of the named executive officer’s RSUs under the terms of the Prior Severance & Change in Control Agreements based on the closing price of our common stock on December 31, 2020 of $369.72.
(8)Represents the value of accelerated vesting of all outstanding restricted stock units of the named executive officer based on the closing price of our common stock on December 31, 2020 of $369.72 under the terms of the New Severance & Change in Control Plan. A smaller portion of this amount represents the value (based on the closing price of our common stock on December 31, 2020 of $369.72) of accelerated vesting of (i) the outstanding restricted stock units granted prior to December 6, 2018 of the named executive officer under the terms of the Prior Severance & Change in Control Agreement and (ii) with respect to Mr. Sayer only, Mr. Sayer’s outstanding March 2018 PSU award based on actual achievement of the operational goal multiplied by the TSR Performance Modifier calculated as of December 31, 2020 under the terms of the Prior Severance & Change in Control Agreement.
(9)Represents the value of accelerated vesting of all outstanding restricted stock units of the named executive officer based on the closing price of our common stock on December 31, 2020 of $369.72 under the terms of the New Severance & Change in Control Plan.
(10)Amounts shown include continuation of health benefits and COBRA premiums, as applicable under the terms of the New Severance & Change in Control Plan. The amounts associated with health benefits are calculated using 2020 enrollment rates and severance agreement terms, if applicable.
(11)Per Mr. Doubleday's transition and consulting agreement with us dated December 10, 2020, he is eligible for severance or equity acceleration benefits in the event of a qualifying termination in connection with a change in control of Dexcom until he retired on March 31, 2021.
(12)Represents the value realized on 18 month accelerated vesting of RSUs Mr. Doubleday received on December 31, 2020 pursuant to the terms of his transition and consulting agreement with us dated December 10, 2020.
(13)These are the amounts actually paid to Mr. Moy under his retention incentive agreement, which provided for the following benefits: 12 months of his base salary; 18 months of time-based vesting acceleration of his equity awards; annual incentive bonus under the 2020 Bonus Plan. Pursuant to the terms of Mr. Moy's retention incentive agreement, the benefits received by Mr. Moy thereunder are in lieu of his 2008 Change in Control Agreement.

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Sayer. For 2020, the median of the annual total compensation of all our employees (excluding our CEO) was $70,072, (ii) the annual total compensation for our CEO was $13,804,156; and (iii) the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO) for 2020 is 197:1. We believe this ratio, which was calculated in a manner consistent with Item 402(u) of Regulation S-K, to be a reasonable estimate, based upon the assumptions described below.
Calculation Methodology
We identified the employee with compensation at the median of the compensation of all of our employees (median employee) by considering our employee population as of December 31, 2020 (employee population determination date) as summarized below. We identified the median employee for all our employees because of the global growth of our employment population, which we believed could result in a significant change to our CEO pay ratio results. The methodology we used to determine the median employee for 2020 is described below and is substantially the same methodology that we previously used to determine the median employee.
For 2020, we considered all individuals who were employed by us on a world-wide basis (including our consolidated subsidiaries) on the employee population determination date, other than our CEO, whether employed on a full-time, part-time, seasonal or temporary basis, as applicable. We did not include any contractors or other non-employee workers in our employee population.
To identify our median employee, we chose to use a consistently-applied compensation measure, which we selected as base salary for 2020. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on December 31, 2020. For permanent employees hired during 2020, we annualized their base salary or wages as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustment.
Our employee population as of our determination date consisted of approximately 5,500 individuals in the United States and in our international locations (including our consolidated subsidiaries) who were employed by us on a full-time, part-time, or seasonal basis, including employees on a leave of absence. Contractors and other non-employees were not included in our employee population.
Using this methodology, we identified the individual at the median of our employee population. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the 2020 Summary Compensation Table as set forth in this Proxy Statement.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Equity Compensation Plan Information
The following table provides certain information as of December 31, 2020, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands) (#)(1)	Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(3)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)(2)	—	—	5,353,965
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	—	—	5,353,965
(1)Includes securities issued or available for future issuance pursuant to the 2005 Equity Incentive Plan, the A&R 2015 EIP and the 2015 Employee Stock Purchase Plan. 4,505,520 shares under column (c) are attributable to our A&R 2015 EIP and 848,445 are attributable to our 2015 Employee Stock Purchase Plan.
(2)Shares reserved for future issuance under the A&R 2015 EIP may be granted as restricted stock, RSUs, options or other equity awards.
(3)As of December 31, 2020, we did not have any equity compensation plans that were not approved by our stockholders.

Risks from Compensation Policies and Practices
The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the Compensation Committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN TRANSACTIONS WITH RELATED PERSONS
During 2020, we employed Mr. Sayer’s son, Erick Sayer, as our Lead Legal Counsel. Erick Sayer was paid $203,962 in cash compensation.
Other than the employment of Erick Sayer, since January 1, 2020 there has not been, nor is there currently proposed, any transaction or series of transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than five percent of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.
Our Audit Committee reviews the fairness and determines approval of any proposed transaction between us and management or other related parties (other than transactions that are subject to review by the Compensation Committee) that are brought to the attention of the Audit Committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of our relationship with the other individual or entity; and whether the person has access to confidential Dexcom information.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING
Requirements for Stockholder Proposals to Be Considered for Inclusion in Dexcom’s Proxy Materials. Stockholders of Dexcom may submit proposals on matters appropriate for stockholder action at meetings of Dexcom’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Dexcom’s proxy materials relating to its 2022 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Dexcom no later than December 10, 2021. Such proposals should be delivered to DexCom, Inc., Attn: Secretary, 6340 Sequence Drive, San Diego, California 92121.
Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Dexcom’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an Annual Meeting of Stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of Dexcom not less than seventy-five calendar days nor more than one hundred and five calendar days day prior to the first anniversary of the preceding year’s Annual Meeting. To be timely for the 2022 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by Dexcom’s Secretary at the principal executive offices of Dexcom between February 4, 2022 and March 6, 2022. However, in the event that the Annual Meeting is called for a date that more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely notice by the stockholder must be delivered not earlier than the close of business on the one hundred and fifth day prior to Annual Meeting and not later than the close of business on the later of the seventy-fifth day prior to such Annual Meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by Dexcom. A stockholder’s notice to Dexcom’s Secretary must set forth the information required by Dexcom’s bylaws with respect to each matter the stockholder proposes to bring before the Annual Meeting.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of broker, banks or other agents with account holders who are stockholders of Dexcom will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker, bank or other agent, and direct a written request for the separate Proxy Statement and Annual Report to American Stock Transfer & Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the Proxy Statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS
Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS
A copy of our Annual Report to stockholders, which includes financial statements, has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.
We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 with the SEC on February 11, 2021. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Dexcom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

Requests for copies of our Annual Report to stockholders or our Annual Report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Kevin R. Sayer
Chairman, President and Chief Executive Officer
DexCom, Inc.
San Diego, California
April [__], 2021

APPENDIX A
Reconciliation Between GAAP and Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

	Twelve Months Ended December 31,
	2020	2019
GAAP gross profit	$1,280.1	$931.5
COVID-19 costs (1)	8.1	—
Non-GAAP gross profit	$1,288.2	$931.5

GAAP operating income	$299.5	$142.3
Amortization of intangible assets	2.3	1.8
Business transition and related costs (2)	0.4	17.2
COVID-19 costs (1)	11.1	—
Litigation settlement costs (3)	6.1	—
Non-GAAP operating income	$319.4	$161.3

GAAP net income	$493.6	$101.1
Business transition and related costs (2)	0.4	14.5
COVID-19 costs (1)	11.1	—
Depreciation and amortization	67.1	48.7
Litigation settlement costs (3)	6.1	—
Loss on extinguishment of debt (5)	5.9	—
Loss from equity investments (6)	—	4.2
Share-based compensation	119.4	102.7
Interest expense and interest income	71.5	31.9
Income tax (benefit) expense	(268.6)	3.1
Adjusted EBITDA	$506.5	$306.2

GAAP net income	$493.6	$101.1
Amortization of intangible assets	2.3	1.8
Business transition and related costs (2)	0.4	17.2
COVID-19 costs (1)	11.1	—
Litigation settlement costs (3)	6.1	—
Non-cash interest expense (4)	68.6	45.8
Loss on extinguishment of debt (5)	5.9	—
Loss from equity investments (6)	—	4.2
Adjustments related to taxes (7)	(285.5)	—
Non-GAAP net income	$302.5	$170.1

GAAP diluted net income per share (8)	5.06	1.10
Amortization of intangible assets	0.02	0.02
Business transition and related costs (2)	—	0.19
COVID-19 costs (1)	0.11	—
Litigation settlement costs (3)	0.06	—
Non-cash interest expense (4)	0.70	0.50
Loss on extinguishment of debt (5)	0.06	—
Loss from equity investments (6)	—	0.05
Adjustments related to taxes (7)	(2.93)	—
Non-GAAP diluted net income per share (9)	3.10	1.84

GAAP diluted weighted-average shares outstanding	97.5	92.3
Non-GAAP diluted weighted-average shares outstanding	97.5	92.3

(1)	Represents costs associated with the COVID-19 pandemic related to taking the necessary precautions for essential personnel to operate safely both in person as well as remotely.
(2)	Business transition costs are primarily related to the Restructuring Plan that Dexcom announced on February 21, 2019.
(3)	Represents costs associated with a settlement of litigation and proceedings related to a patent infringement lawsuit.
(4)	Non-cash interest expense represents accretion of the debt discount associated with our senior convertible notes.
(5)	Loss on extinguishment of debt is related to the repurchase and conversions of our Senior Convertible Notes due 2022.
(6)	Loss from equity investments is related to our investment in Tandem Diabetes Care, Inc.
(7)	For the three and twelve months ended December 31, 2020, we exclude the impact related to the Company’s valuation allowance release of $285.5 million. For the three and twelve months ended December 31, 2019, we tax-effected GAAP-only items at a 0% tax rate because we recorded a full valuation allowance on our deferred tax assets.
(8)	Net income used for calculating diluted earnings per share for the three months ended December 31, 2020 was $363.2 million, including an add back of $8.0 million interest expense, net of tax, under the if-converted method for our 2023 senior convertible notes.
(9)	The sum of the non-GAAP net income per share components may not equal the totals due to rounding.

Statement Regarding Use of Non-GAAP Financial Measures
We report non-GAAP financial measures in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Our financial measures under GAAP include certain non-cash collaborative research and development fees, business transition and related costs, income and expense related to our equity investment in Tandem Diabetes Care, Inc., and certain interest expense related to our senior convertible notes, as shown in the itemized reconciliation between GAAP and non-GAAP financial measures above. Management believes that presentation of operating results that excludes these items provides useful supplemental information to investors and facilitates the analysis of our core operating results and comparison of operating results across reporting periods. Management also believes that this supplemental non-GAAP information is therefore useful to investors in analyzing and assessing our past and future operating performance.
These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. We encourage investors to carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business.

APPENDIX B

DEXCOM, INC. RESTATED CERTIFICATE OF INCORPORATION
DexCom, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:
The name of the corporation is DexCom, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was May 13, 1999.
This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation's Board of Directors, by a majority of the outstanding stock of the corporation and by a majority of the outstanding stock of each class or series of stock of the corporation entitled to vote thereon as a class in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation's stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer under the seal of the corporation this day of , 2021.

DEXCOM, INC.
By:
Kevin Sayer
President and Chief Executive Officer

RESTATED CERTIFICATE OF INCORPORATION OF DEXCOM, INC.
ARTICLE I
The name of the corporation is DexCom, Inc.
ARTICLE II
The address of the corporation's registered office in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
The total number of shares of all classes of stock which the corporation has authority to issue is 205,000,000 shares, consisting of two classes: 200,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share.
The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.
Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.
Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).
ARTICLE V
The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation. Subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors.
ARTICLE VI
For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
(A) The conduct of the affairs of the corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

(B) Notwithstanding the foregoing provision of this Article VI, each director shall hold office until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(C) Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall, if elected to fill a vacancy not created by a newly created directorship, be elected to serve for the remainder of the term of the director being replaced or until such director’s earlier death, resignation or removal. Prior to the 2022 annual meeting of the stockholders, any director elected to fill a vacancy created by a newly created directorship shall hold office for a term expiring at the same annual meeting as other members of the class of directors into which such director is a member. Commencing with the 2022 annual meeting of stockholders, any director elected to fill a vacancy created by a newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders or until such director’s earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
(D) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, prior to the 2022 annual meeting of the stockholders, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively, for a term expiring at the third annual meeting of stockholders after such director is elected or until such director’s earlier death, resignation or removal. Commencing with the 2022 annual meeting of stockholders, each class of directors whose term shall expire at such annual meeting of stockholders shall be elected to hold office for a term expiring at the next annual meeting of stockholders or until such director’s earlier death, resignation or removal.
(F) Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
(G) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.
(H) Advance notice of stockholder nominations for the election of directors of the corporation and of business to be brought by stockholders before any meeting of stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.
ARTICLE VII
To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law ("GCL") is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.
Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

DEXCOM
CONTINUOUS GLUCOSE MONITORING

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY:

	INTERNET Go To: www.proxypush.com/DXCM • Cast your vote online • Have your Proxy Card ready. • Follow the simple instructions to record your vote.
	PHONE Call 1-866-286-3130 • Use any touch-tone telephone, 24 hours a day, 7 days a week. • Have your Proxy Card ready. • Follow the simple recorded instructions.
	MAIL • Mark, sign and date your Proxy Card. • Fold and return your Proxy Card Form in the postage-paid envelope provided.

Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/DXCM

CONTROL NUMBER

<— Please fold here — Do not separate —>

DexCom, Inc.

Annual Meeting of Stockholders

For Stockholders as of March 31, 2021

TIME: Thursday, May 20, 2021 02:00 PM, Pacific Time
PLACE: Annual Meeting to be held live via the Internet
Please visit www.proxydocs.com/DXCM for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Kevin Sayer and Quentin Blackford, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of DexCom, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2021 Mediant Communications Inc. All Rights Reserved

DexCom, Inc.

Annual Meeting of Stockholders

Please make your marks like this: [X] Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL(S) 1, 2, 3 AND 4.

	PROPOSAL	FOR	AGAINST	ABSTAIN	BOARD OF DIRECTORS RECOMMENDS
1.	To elect three Class I directors to hold office until our 2024 Annual Meeting of Stockholders presented by our Board of Directors.				
	1.01 Kevin R. Sayer	☐	☐	☐	FOR
	1.02 Nicholas Augustinos	☐	☐	☐	FOR
	1.03 Bridgette P. Heller	☐	☐	☐	FOR
2.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐	FOR
3.	To hold a non-binding vote on an advisory resolution to approve executive compensation.	☐	☐	☐	FOR
4.	To approve the amendment and restatement of our Certificate of Incorporation to declassify our Board of Directors.	☐	☐	☐	FOR
*	Such other business properly brought before the meeting or any adjournment or postponement thereof.				

You must pre-register to attend the meeting online and/or participate at the email address indicated.

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____________

Signature (if held jointly) ____________ Date ____________